SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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CENDANT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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July 25, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation (the “Company”), which will be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 on August 29, 2006 at 10:00 a.m., New York time. We look forward to greeting as many of our stockholders as possible.

This will be the Company’s first annual meeting following the announcement of the Company’s plan to separate into four separate companies – one for each of the Company’s Real Estate Services, Hospitality Services (including Timeshare Resorts), Travel Distribution Services and Vehicle Rental businesses (the “Separation Plan”). As of the date of this letter, the Board of Directors has approved the distributions to the Company’s stockholders of all the shares of common stock of Realogy Corporation, the Company’s subsidiary that holds the assets and liabilities of its Real Estate Services businesses, and Wyndham Worldwide Corporation, the Company’s subsidiary that holds the assets and liabilities of its Hospitality Services (including Timeshare Resorts) businesses. The distributions are expected to occur after the close of business on July 31, 2006. As part of the Separation Plan, the Company also entered into an agreement to sell Travelport, Inc., the Company’s subsidiary that holds the assets and liabilities of its Travel Distribution Services businesses, on June 30, 2006 to an affiliate of The Blackstone Group for $4.3 billion in cash. Upon closing of this sale, which is expected in August 2006, subject to customary closing conditions, the Separation Plan will have been completed. If the sale of Travelport is not completed prior to December 31, 2006, the Company will distribute all of the shares of common stock of Travelport to stockholders and the completion of this distribution will mark the completion of the Separation Plan. Upon completion of the Separation Plan, the Company will be comprised principally of its current vehicle rental operations of the Avis and Budget brands and, upon stockholder approval, the Company will change its name to Avis Budget Group, Inc.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

If you are unable to attend the Annual Meeting in person, you may listen to the proceedings through the Internet. To listen to the live webcast, please log on at www.cendant.com and select “News Releases and Webcasts” in the “Investor Center” section of the website. The webcast will begin at 10:00 a.m, New York time, and will remain on the Company’s website for one year. The webcast will permit stockholders to listen to the Annual Meeting but will not provide for the ability to vote or present any stockholder proposals.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Henry R. Silverman

Chairman of the Board and

Chief Executive Officer

i

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

AUGUST 29, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cendant Corporation (the “Company”) will be held on August 29, 2006 at 10:00 a.m., New York time, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 (the “Meeting”), to consider and vote upon the following matters:

1. (A) If the Separation Plan (as defined in the enclosed Proxy Statement) has not yet been completed prior to or as of the date of the Meeting, to elect sixteen directors for a one-year term expiring in 2007 or until their successors are duly elected and qualified, or (B) if the Separation Plan has been completed prior to or as of the date of the Meeting, to elect six directors for a one-year term expiring in 2007 or until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company’s financial statements for fiscal year 2006;

3. To consider and approve the Company’s proposal to amend its amended and restated certificate of incorporation (“Certificate of Incorporation”) to effect a one-for-ten reverse stock split of its common stock;

4. To consider and approve the Company’s proposal to amend its Certificate of Incorporation to change the name of the Company to “Avis Budget Group, Inc.”;

5. To consider and approve the Company’s proposal to amend its Certificate of Incorporation to redesignate the Company’s series of common stock presently designated as “Cendant Corporation-CD Common Stock” to “Common Stock” and to remove references to the series of common stock defined as “Move.com Stock”;

6. To consider and approve the Company’s proposal to amend its Certificate of Incorporation to decrease the number of authorized shares of the Company’s common stock to 250 million shares;

7. To consider and vote upon two stockholder proposals; and

8. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on July 20, 2006 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at One Campus Drive, Parsippany, New Jersey, the Company’s principal place of business.

By Order of the Board of Directors

ERIC J. BOCK

Secretary

Dated: July 25, 2006

CENDANT CORPORATION

9 West 57th Street

New York, New York 10019

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on Tuesday, August 29, 2006

SEPARATION PLAN

On October 23, 2005, the Board of Directors of Cendant Corporation (the “Company”) preliminarily approved a plan to separate the Company into four separate companies—one for each of the Company’s Real Estate Services, Hospitality Services (including Timeshare Resorts), Travel Distribution Services and Vehicle Rental businesses. The separation was to occur through distributions to the Company’s stockholders of all of the shares of common stock of three subsidiaries of the Company that would hold the assets and liabilities of the businesses other than the Vehicle Rental business, which was to remain after the distributions. Following each distribution, the Company’s stockholders were expected to own 100% of the common stock of the subsidiary being distributed. On July 13, 2006, the Board of Directors approved the distributions to the Company’s stockholders of all of the shares of common stock of Realogy Corporation, the Company’s subsidiary that holds the assets and liabilities of the Company’s Real Estate Services businesses, and Wyndham Worldwide Corporation, the Company’s subsidiary that holds the assets and liabilities of the Company’s Hospitality Services (including Timeshare Resorts) businesses. The distributions are expected to occur after the close of business on July 31, 2006. The third and final distribution was expected to be of Travelport Inc., the Company’s subsidiary that holds the assets and liabilities of the Company’s Travel Distribution Services businesses. On April 24, 2006, the Company announced that as an alternative to distributing shares of Travelport to the Company’s stockholders, the Company was also exploring the sale of Travelport. On June 30, 2006, the Company entered into an agreement to sell Travelport to an affiliate of The Blackstone Group for $4.3 billion in cash. The Company expects the sale of Travelport to close in August 2006, subject to the satisfaction and/or waiver of certain conditions contained in the Travelport purchase agreement.

The Company cannot provide any assurance that the sale of Travelport will be completed as it is subject to certain conditions precedent, some of which are beyond the Company’s control. The Company will be required to distribute the shares of common stock of Travelport to the Company’s stockholders as originally planned if the sale of Travelport has not been completed by December 31, 2006. In addition, the Company cannot provide any assurance that the Realogy and Wyndham Worldwide distributions will be completed as they are subject to certain conditions precedent.

In connection with the Separation Plan and following both completion of the Realogy and Wyndham Worldwide distributions and the approval of its stockholders, the Company will change its name to Avis Budget Group, Inc. and expects that at such time its common stock will begin to trade on the New York Stock Exchange under the symbol “CAR”.

Throughout this Proxy Statement, reference is made to the Company’s current principal executive office as 9 West 57th Street, New York, New York 10019. Following completion of the Separation Plan, the Company’s principal executive office will become 6 Sylvan Way, Parsippany, New Jersey 07054. Reference is also made to the Company’s website address as www.cendant.com. If the name change proposal becomes effective, the Company’s new website address will be www.avisbudgetgroup.com. Finally, reference is also made to an email address for the Company’s Presiding Director as presidingdirector@cendant.com. If the name change proposal becomes effective, this email address will be changed to presidingdirector@avisbudget.com. The Company will take appropriate measures to ensure that mail (both regular and electronic) is forwarded accordingly.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote at the 2006 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about July 28, 2006.

What will I be voting on?

•	Election of Directors (see page 44);

•	Ratification of Deloitte & Touche LLP as the Company’s auditors for 2006 (see page 45);

•	Approval of the proposal to amend the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”) to effect a one-for-ten reverse stock split of the Company’s common stock (see page 47);

•	Approval of the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to “Avis Budget Group, Inc.” (see page 48);

•	Approval of the proposal to amend the Company’s Certificate of Incorporation to redesignate the Company’s series of common stock presently designated as “Cendant Corporation-CD Common Stock” to “Common Stock” and to remove references to the series of common stock defined as “Move.com Stock” (see page 49);

•	Approval of the proposal to amend the Company’s Certificate of Incorporation to decrease the number of authorized shares of the Company’s common stock to 250 million shares (see page 50); and

•	Two stockholder proposals (see pages 51 and 53).

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on July 20, 2006 (the “Record Date”).

How many votes can be cast by all stockholders?

1,001,821,786, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 333,940,595 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who do note vote on particular proposals because the brokers do not have discretion to vote and have not received instructions from their customers as to how to vote, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present for the transaction of business at the Meeting.

How many votes are required to elect directors and adopt the other proposals?

•

Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable

Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

•	Approval of the proposal relating to the ratification of the appointment of auditors of the Company’s financial statements and each of the stockholder proposals require the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposals. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on the proposal relating to the ratification of the appointment of auditors when the brokers do not receive instructions from beneficial owners. The brokers, however, will not have discretion to vote on the stockholder proposals when the brokers do not receive instructions from beneficial owners. Under applicable Delaware law, in determining whether such proposals have received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against each proposal and broker non-votes (if any) will have no effect on the vote on these proposals.

•	Approval of the proposals amending the Company’s Certificate of Incorporation require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the amendments. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on these proposals when the brokers do not receive instructions from beneficial owners. Under applicable Delaware law, in determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes (if any) will be counted and will have the same effect as a vote against the amendments.

A “broker non-vote” occurs when a broker does not have discretion to vote on a particular proposal (i.e., the proposal is not considered “routine”) and the broker has not received instructions from the beneficial owner of the shares as to how to vote on such proposal. Generally, brokers have discretion to vote on proposals relating to what are deemed to be “routine” matters, which include the ratification of auditors and the amendments to the Certificate of Incorporation described in this Proxy Statement, and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters, which include stockholder proposals opposed by management. A broker non-vote with respect to a particular proposal will not be considered as present and entitled to vote with respect to that proposal.

How do I vote?

You can vote by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Meeting.

Alternatively, in lieu of returning signed proxy cards, the Company’s stockholders of record can vote their shares by telephone or via the Internet. If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name” such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., New York time, on the business day prior to the date of the Meeting.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of Directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” (A) if the Separation Plan has not yet been completed prior to or as of the date of the Meeting, the election of all sixteen nominees for the Board of Directors; or (B) if the Separation Plan has been completed prior to or as of the date of the Meeting, the election of all six post-Separation Plan nominees for the Board of Directors;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s financial statements for the year ending December 31, 2006;

•	“FOR” the proposal to amend the Company’s Certificate of Incorporation to effect a one-for-ten reverse stock split of the Company’s common stock;

•	“FOR” the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to “Avis Budget Group, Inc.”;

•	“FOR” the proposal to amend the Company’s Certificate of Incorporation to redesignate the Company’s series of common stock presently designated as “Cendant Corporation-CD Common Stock” to “Common Stock” and to remove references to the series of common stock defined as “Move.com Stock”;

•	“FOR” the proposal to amend the Company’s Certificate of Incorporation to decrease the number of authorized shares of the Company’s common stock to 250 million shares; and

•	“AGAINST” the two stockholder proposals.

How do participants in savings plans vote?

For participants in the Cendant Corporation Employee Savings Plan, the Avis Voluntary Investment Savings Plan, the Avis Voluntary Investment Savings Plan for Bargaining Hourly Employees and the Cendant Car Rental Operations, Inc. Retirement Savings Plan (collectively, the “Savings Plans”), with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, New York time, on August 23,

2006, the trustees of the Savings Plans will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, New York time, on August 23, 2006. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations at Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

How can I access the Company’s proxy materials and annual report electronically?

A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) for its latest fiscal year is available without charge to stockholders at the Company’s website at www.cendant.com or upon written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote via the Internet or by telephone.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

When does the Company expect to effect the reverse stock split, name change, redesignation and/or decrease of authorized shares proposals, if approved?

If the reverse stock split, name change, redesignation and/or decrease of authorized shares proposals are approved, the Company intends to amend its Certificate of Incorporation soon after the Meeting to effect the approved proposals. The Company will not effect the proposals, however, unless and until the Realogy and Wyndham Worldwide distributions have been completed. In addition, the Company will not effect the decrease in the number of authorized shares of its common stock unless and until the reverse stock split has been approved by stockholders and completed.

Do I need to do anything with my certificates for the Company’s common stock in connection with the reverse stock split and the redesignation of the Company’s common stock?

If the reverse stock split and/or redesignation proposals are approved, the Company will then mail to each holder of Common Stock in certificated form a Letter of Transmittal with instructions that explain how stockholders can receive uncertificated shares of Common Stock to which they are entitled following the reverse stock split and/or redesignation of the Company’s common stock. Holders of Common Stock in certificated form will be asked to deliver their certificates representing shares of Common Stock, along with a properly executed Letter of Transmittal and any other required documents, to the exchange agent identified in the Letter of Transmittal. The certificates will be canceled and each holder will receive the number of full shares of reclassified Common Stock to which each holder is entitled, after giving effect to the one-for-ten reverse stock split and the redesignation, if approved at the Meeting, subject to receipt of cash in lieu of fractional shares. Unexchanged certificates will represent the number of full shares of reclassified Common Stock to which such holders are entitled, after giving effect to the one-for-ten reverse stock split and the redesignation, if approved at the Meeting. Holders of unexchanged certificates will not be entitled to receive any dividends or other distributions, including cash in lieu of fractional shares, payable by the Company after the the reverse stock split is effective, until the certificates have been surrendered together with a duly completed and executed Letter of Transmittal. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the certificates together with a duly completed and executed Letter of Transmittal, all such unpaid dividends or distributions will be paid without interest.

Following the reverse stock split or the redesignation, reclassified Common Stock will only be issued electronically by way of direct registration, or in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and the need to return a duly executed stock certificate with a Letter of Transmittal to effect a transfer. Shares of Common Stock will no longer be issued in certificated form. Mellon Investor Services LLC will act as the registrar and transfer agent for the Common Stock both before and after the completion of the Separation Plan, the reverse stock split and redesignation. After completion of the reverse stock split and redesignation, stockholders will be able to transfer shares of Common Stock by making a request in writing to Mellon Investor Services.

BOARD OF DIRECTORS

General

The Board of Directors presently consists of sixteen members. Directors serve for a term of one-year expiring at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified. The name and age of each present Director and his or her position with the Company are set forth below.

Name of Present Directors	Age	Present Position
Henry R. Silverman	65	Chairman and Chief Executive Officer and Director
Myra J. Biblowit	58	Director
James E. Buckman	61	Vice Chairman, General Counsel and Director
Leonard S. Coleman	58	Presiding Director
Martin L. Edelman	65	Director
George Herrera	49	Director
Stephen P. Holmes	49	Vice Chairman; Chairman and Chief Executive Officer, Travel Content Division and Director
Louise T. Blouin MacBain	47	Director
Cheryl D. Mills	41	Director
The Right Honourable Brian Mulroney	67	Director
Robert E. Nederlander	73	Director; Chairman of the Corporate Governance Committee
Ronald L. Nelson	54	President and Chief Financial Officer; Chairman and Chief Executive Officer, Vehicle Rental and Director
Robert W. Pittman	52	Director
Pauline D.E. Richards	58	Director; Chairman of the Audit Committee
Sheli Z. Rosenberg	64	Director
Robert F. Smith	73	Director; Chairman of the Compensation Committee

Set forth below are the name and age of each person who will serve as a Director following completion of the Separation Plan.

Name of Post-Separation Plan Directors	Age	Post-Separation Position
Ronald L. Nelson	54	Chairman, Chief Executive Officer and Director
Leonard S. Coleman	58	Presiding Director; Chairman of the Corporate Governance Committee
Martin L. Edelman	65	Director
Sheli Z. Rosenberg	64	Director; Chairman of the Compensation Committee
F. Robert Salerno	55	President, Chief Operating Officer and Director
Stender E. Sweeney	67	Director; Chairman of the Audit Committee

Biographical Information for Nominees

At the Meeting, (A) if the Separation Plan has not been completed prior to or as of the date of the Meeting, the stockholders will vote on the election of each of the Company’s present Directors to serve as Directors for a one-year term ending at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified; however, upon completion of the Separation Plan, Messrs. Silverman, Buckman, Herrera, Holmes, Mulroney, Nederlander, Pittman and Smith and Mses. Biblowit, MacBain, Mills and Richards are expected to resign and the Board is expected to reduce the number of Directors in accordance with the Company’s Certificate of Incorporation and by-laws to six and to elect Messrs. Salerno and Sweeney to serve for the remainder of the terms of the directors they are replacing or (B) if the Separation Plan has been completed prior to or as of the date of the Meeting, the stockholders will vote on the election of each of Messrs. Nelson, Coleman, Edelman, Salerno and Sweeney and Ms. Rosenberg, for a one-year term ending at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified. Certain additional information regarding each of the foregoing nominees, as of July 20, 2006, is set forth below.

Mr. Silverman has been Chief Executive Officer and a Director of the Company since December 1997, as well as Chairman of the Board of Directors and the Executive Committee since July 1998. Mr. Silverman was President of the Company from December 1997 until October 2004. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS Incorporated (“HFS”) from May 1990 until December 1997. Mr. Silverman will cease to serve as a Director of the Company upon the completion of the Separation Plan and Mr. Silverman will serve as Chairman, Chief Executive Officer and Director of Realogy at the time of the Realogy distribution. Mr. Silverman will cease to serve as Chairman of the Board and Chief Executive Officer of the Company upon the earlier of (i) completion of the Separation Plan or (ii) December 31, 2006.

Ms. Biblowit has been a Director since April 2000. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History. Ms. Biblowit will cease to serve as a Director of the Company upon the completion of the Separation Plan and will serve as a Director of Wyndham Worldwide at the time of the Wyndham Worldwide distribution.

Mr. Buckman has been a Vice Chairman since November 1998 and General Counsel and a Director of the Company since December 1997. Mr. Buckman was a Senior Executive Vice President of the Company from December 1997 until November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman will cease to serve as Vice Chairman and a Director of the Company following the completion of the Separation Plan and will serve as a Director of Wyndham Worldwide at the time of the Wyndham Worldwide distribution. Mr. Buckman will cease to serve as the General Counsel of the Company upon the earlier of (i) completion of the Separation Plan or (ii) December 31, 2006.

Mr. Coleman has been a Director since December 1997 and Presiding Director at executive sessions of the Board since February 2003. Mr. Coleman was a Director of HFS from April 1997 until December 1997. From 1999 to December 2005, Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”): Omnicom Group Inc., H.J. Heinz Company, Aramark Corporation, Churchill Downs Inc. and Electronic Arts Inc. Mr. Coleman will continue to serve as a Director of the Company following the completion of the Separation Plan and will become Chairman of the Corporate Governance Committee.

Mr. Edelman has been a Director since December 1997 and was a Director of HFS from November 1993 until December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler, which merged with Paul, Hastings, Janofsky & Walker, from 1972 through 1993 and was Of Counsel to Battle Fowler from 1994 until June 2000. Mr. Edelman also serves as a Director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust and Ashford Hospitality Trust, Inc. See “Certain Relationships and Related Transactions.” Mr. Edelman will continue to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Realogy at the time of the Realogy distribution.

Mr. Herrera has been a Director since January 2004. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the United States Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 until July 1998. Mr. Herrera will cease to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Wyndham Worldwide at the time of the Wyndham Worldwide distribution.

Mr. Holmes has been a Vice Chairman and Director of the Company and Chairman and Chief Executive Officer of the Company’s Travel Content Division since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes will cease to serve as a Director of the Company following the completion of the Separation Plan and Mr. Holmes will serve as the Chairman, Chief Executive Officer and Director of Wyndham Worldwide at the time of the Wyndham Worldwide distribution.

Ms. MacBain has been a Director since July 2005. Ms. MacBain has been the Chairman of The LTB Group, which includes LTB Holding Ltd., an art magazine publisher and art information provider, since March 2003. From February 2002 to December 2002, Ms. MacBain was Chief Executive Officer of Phillips, de Pury & Luxembourg, an auction house. From October 2000 to February 2002, Ms. MacBain served as a supervisory board member to, and from October 1987 to October 2000, Ms. MacBain was Co-Founder and Chief Executive Officer of, Trader Classified Media, a Netherlands-based buyer and seller of classified ads. Ms. MacBain also holds a number of memberships in international business and art organizations. Ms. MacBain will cease to serve as a Director of the Company following the completion of the Separation Plan.

Ms. Mills has been a Director since June 2000. Ms. Mills has been Senior Vice President and Counselor for Operations and Administration for New York University since May 2002. In February 2006, Ms. Mills also assumed the role of General Counsel for New York University. From October 1999 to November 2001, Ms. Mills was Senior Vice President for Corporate Policy and Public Programming of Oxygen Media, Inc. From 1997 to 1999, Ms. Mills was Deputy Counsel to the former President of the United States, William J. Clinton. From 1993 to 1996, Ms. Mills also served as Associate Counsel to the President. Ms. Mills will cease to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Realogy at the time of the Realogy distribution.

Mr. Mulroney has been a Director since December 1997 and was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. Mr. Mulroney is a Director of the following corporations which file reports pursuant to the Exchange Act: Archer Daniels Midland Company Inc., Barrick Gold Corporation, Trizec Properties Inc. and Quebecor, Inc. (including its subsidiary, Quebecor World Inc.). See “Certain Relationships and Related Transactions”. Mr. Mulroney will cease to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Wyndham Worldwide at the time of the Wyndham Worldwide distribution.

Mr. Nederlander has been a Director since December 1997 and Chairman of the Corporate Governance Committee since October 2002. Mr. Nederlander was a Director of HFS from July 1995 until December 1997. Mr. Nederlander has been President and/or Director since November 1981 of the Nederlander Organization, Inc., owner and operator of legitimate theaters in the City of New York. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside the City of New York. Mr. Nederlander was Chairman of the Board of Riddell Sports, Inc. (now known as Varsity Brands, Inc.) from April 1988 to September 2003. He has been a limited partner and a Director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985 and was Chairman of the Board and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002. Mr. Nederlander is currently a Director of Allis-Chalmers Corp., which files reports pursuant to the Exchange Act. Mr. Nederlander will cease to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Realogy at the time of the Realogy distribution.

Mr. Nelson has been a Director since April 2003, Chief Financial Officer since May 2003 and President since October 2004. Mr. Nelson has been Chairman and Chief Executive Officer of the Company’s Vehicle Rental business since January 2006. From December 2005 to April 2006, Mr. Nelson was Interim Chief Executive Officer of the Company’s Travel Distribution Division. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 until March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a Director at Paramount Communications, Inc., formerly Gulf+Western Industries, Inc. Mr. Nelson will continue to serve as a Director of the Company following completion of the Separation Plan. Mr. Nelson will serve as the Chairman and Chief Executive Officer of the Company upon the earlier of (i) the completion of the Separation Plan or (ii) December 31, 2006.

Mr. Pittman has been a Director since December 1997 and was a Director of HFS from July 1994 until December 1997. Mr. Pittman is a member of Pilot Group Manager LLC, the manager of Pilot Group LP, a private equity fund. From May 2002 to July 2002, Mr. Pittman served as Chief Operating Officer of AOL Time Warner, Inc. Mr. Pittman also served as Co-Chief Operating Officer of AOL Time Warner prior to assuming these responsibilities. From February 1998 until January 2001, Mr. Pittman was President and Chief Operating Officer of America Online, Inc., a provider of internet online services. Mr. Pittman also serves as a Director of Electronic Arts Inc., which files reports pursuant to the Exchange Act. Mr. Pittman will cease to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Realogy at the time of the Realogy distribution.

Ms. Richards has been a Director since March 2003 and Chairman of the Audit Committee since October 2004. Since November 2003, Ms. Richards has been Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 until March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in different positions from 1988 through 1998. These positions included Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards will cease to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Wyndham Worldwide at the time of the Wyndham Worldwide distribution.

Ms. Rosenberg has been a Director since April 2000. From January 2000 to September 2003, Ms. Rosenberg served as Vice Chairwoman of Equity Group Investments, Inc., a privately held investment company. From October 1994 to December 1999, Ms. Rosenberg was President and Chief Executive Officer of Equity Group Investments, Inc. Ms. Rosenberg serves as a Director of the following companies which file reports pursuant to the Exchange Act: CVS Corporation, Equity Life Style Properties, Inc., Equity Residential Properties Trust, Equity Office Property Trust and Ventas, Inc. Ms. Rosenberg will continue to serve as a Director of the Company following the completion of the Separation Plan.

Mr. Salerno will be President, Chief Operating Officer and a Director of the Company following the completion of the Separation Plan. Mr. Salerno has been Chief Executive Officer of Avis Budget Car Rental, LLC since April 2004. He was previously President and Chief Operating Officer of Cendant Car Rental Group, Inc. from November 2002 until April 2004 and was President and Chief Operating Officer of Avis from 1996 through November 2002. In 1995, he was named Executive Vice President of Operations and in July 1990, Senior Vice President and General Manager of Avis.

Mr. Smith has been a Director since December 1997 and Chairman of the Compensation Committee since October 2004. Mr. Smith was a Director of HFS from February 1993 until December 1997. From March 2003 to

April 2004, Mr. Smith served as the Chairman of the Board of American Remanufacturers Inc., a Chicago, Illinois automobile parts remanufacturer in which Mr. Smith had an equity interest. From February 1999 to September 2003, Mr. Smith served as Chief Executive Officer of Car Component Technologies, Inc., an automobile parts remanufacturer located in Bedford, New Hampshire. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. (“AEBL”). Mr. Smith joined AEBL’s parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith will cease to serve as a Director of the Company following the completion of the Separation Plan and will serve as a Director of Realogy at the time of the Realogy distribution.

Mr. Sweeney will become a Director and Chairman of the Audit Committee upon completion of the Separation Plan. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a Director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act.

Functions and Meetings of the Board of Directors

Statement on Corporate Governance

Overview. The Board of Directors has implemented numerous corporate governance enhancements in recent years to further strengthen the Board of Directors’ capacity to oversee the Company and to serve the long-term interests of all stockholders. The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com or by writing to the Company at Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations. In addition, the Board has reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the New York Stock Exchange’s governance listing standards regarding corporate governance policies and procedures and determined that the Company is in compliance with all such standards.

Director Independence. The Board has created a set of director independence criteria (“Director Independence Criteria”) for evaluating the independence of each of the Directors, which are more stringent than the New York Stock Exchange (“NYSE”) governance standards. In February 2006, the Board undertook its annual review of Director independence pursuant to NYSE Rule 303A.02(a) and the Company’s Director Independence Criteria. During this review, the Board reviewed whether any transactions or relationships exist currently or during the past three years existed between each Director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. The Board also examined whether there were any transactions or relationships between each Director and members of the senior management of the Company or their affiliates. As a result of this review, the Board affirmatively determined that over two-thirds of the Directors were independent under the standards set forth in the Company’s Director Independence Criteria and by the NYSE standards. Messrs. Silverman, Buckman, Holmes and Nelson, who were employees of the Company at such time, and Mr. Edelman, who is Of Counsel to a law firm that represents the Company from time to time, were not deemed independent. With respect to the Directors expected to serve following completion of the Separation Plan, two-thirds of the Directors will be independent under the standards set forth in the Company’s Director Independence Criteria and by the NYSE standards. Messrs. Nelson and Salerno, who will be employees of the Company, will not be deemed independent. Mr. Edelman will be independent following completion of the Separation Plan. A copy of the Company’s Director Independence Criteria is attached to this Proxy Statement as Annex A and also can be found in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com. A copy may also be obtained upon request from the Company’s Corporate Secretary at the address provided above.

Presiding Director. In February 2003, the Board of Directors created a new position of Presiding Director. The Presiding Director’s primary responsibilities include presiding over periodic executive sessions of the non-management members of the Board of Directors, advising the Chairman of the Board and Committee chairs with respect to meeting agenda and information needs, providing advice with respect to the selection of Committee chairs and performing other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated Mr. Coleman to serve in this position until the Company’s 2006 annual meeting of stockholders. Mr. Coleman is expected to continue to serve in this position following the completion of the Separation Plan.

Communicating with the Board of Directors. Stockholders may send communications to the Company’s Board of Directors by writing to the Board at Cendant Corporation, 9 West 57th Street, New York, New York 10019. In addition, stockholders interested in communicating directly with the Presiding Director or with any other non-management Director may do so by writing to Cendant Corporation at the same address, Attention: Presiding Director, c/o the Corporate Secretary or via e-mail at presidingdirector@cendant.com. The Presiding Director will review and distribute all stockholder communications received to the intended recipients and/or distribute to the full Board, as appropriate.

Codes of Conduct. The Board has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board has also adopted a code of business conduct and ethics for Directors. Both codes of conduct are available in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or by writing the Company at Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and Directors.

Board Meetings

The Board of Directors held fifteen meetings and acted by unanimous written consent on four occasions during 2005. In 2005, all incumbent Directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. All Directors are required to attend each regularly scheduled Board meeting, as well as each annual meeting of the Company’s stockholders, subject to certain limited exceptions. In 2005, the entire Board of Directors attended the Company’s annual meeting of stockholders other than Messrs. Mulroney and Pittman and Ms. Mills pursuant to such exceptions.

Committees of the Board

Audit Committee

The Audit Committee is presently comprised of Mses. Richards (Chairman), Mills and Rosenberg and Mr. Smith (the “Audit Committee”). The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as the audits of the financial statements of the Company. See “Report of Audit Committee” below. The Board has determined that all members of the Audit Committee are independent Directors under the rules of the NYSE and the Company’s Director Independence Criteria and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each of Ms. Richards and Mr. Smith qualify as an “Audit Committee financial expert” as defined by the rules of the SEC, and, in addition to being independent under the Company’s Director Independence

Criteria and the rules of the NYSE, are independent within the meaning of applicable SEC rules. Following the completion of the Separation Plan, the Audit Committee is expected to be comprised of Mr. Sweeney (Chairman), Ms. Rosenberg and Mr. Edelman. All such members will be independent Directors under the rules of the NYSE, the Company’s Director Independence Criteria and applicable SEC rules. Mr. Sweeney will qualify as an “Audit Committee financial expert”. Each member of the Audit Committee following completion of the Separation Plan will have the ability to read and understand fundamental financial statements. A copy of the Audit Committee charter is attached to this Proxy Statement as Annex B and also can also be found in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or may be obtained by contacting the Company’s Corporate Secretary. The Audit Committee held eleven meetings in 2005.

Compensation Committee

The Compensation Committee is presently comprised of Mr. Smith (Chairman) and Mses. Biblowit and Rosenberg (the “Compensation Committee”). The Board of Directors has determined that each member of the Compensation Committee is an independent Director under the rules of the NYSE and the Company’s Director Independence Criteria. The Compensation Committee administers the Company’s equity compensation plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees. Following completion of the Separation Plan, the Compensation Committee is expected to be comprised of Ms. Rosenberg (Chairman), Mr. Coleman and Mr. Edelman. Each such member will be an independent director under the rules of the NYSE and the Company’s Director Independence Criteria. The text of the Compensation Committee charter can be found in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or may be obtained by contacting the Company’s Corporate Secretary. The Compensation Committee held seven meetings and acted by unanimous written consent on three occasions in 2005.

Corporate Governance Committee

The Corporate Governance Committee is presently comprised of Messrs. Nederlander (Chairman) and Mulroney and Mses. Mills and Rosenberg (the “Corporate Governance Committee”). The Board of Directors has determined that each of the current members qualifies as an independent Director under the rules of the NYSE and the Company’s Director Independence Criteria. The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board appropriate Director nominee candidates and providing oversight with respect to corporate governance matters. Following the completion of the Separation Plan, the Corporate Governance Committee is expected to be comprised of Mr. Coleman (Chairman), Mr. Sweeney and Ms. Rosenberg. Each such member will be an independent director under the rules of the NYSE and the Company’s Director Independence Criteria. The text of the Corporate Governance Committee charter can be found in the “Investor Center — Corporate Governance” section of the Company’s website at www.cendant.com, or may be obtained by contacting the Company’s Corporate Secretary. The Corporate Governance Committee held two meetings in 2005.

Director Nomination Procedures. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors. It seeks to ensure that all members of the Company’s Audit Committee meet the Company’s Director Independence Criteria and the financial literacy requirements under the rules of the NYSE, and that at least one of them qualifies as an “Audit Committee financial expert” under the rules of the SEC; and that all members of the Compensation Committee and the Corporate Governance Committee meet the Company’s Director Independence Criteria. Nominees for Director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

The Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Any such nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, and should include the following: (a) the name of the stockholder and evidence of the person’s ownership of the Company’s Common Stock, including the number of shares owned and the length of time of ownership; and (b) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. The written proposal should be submitted in the time frame described in the by-laws of the Company and under the caption “Stockholder Proposals for 2007 Annual Meeting” below.

The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates are evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by them, the Corporate Governance Committee evaluates whether such prospective candidate is qualified to serve as a Director and whether the committee should recommend to the Board that the Board nominate this prospective candidate or elect such candidate to fill a vacancy on the Board. Candidates recommended by the Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate nominees for Director recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a Director.

Policy Committee

The Policy Committee is presently comprised of Messrs. Coleman (Chairman), Herrera and Edelman and Ms. Biblowit (the “Policy Committee”). The Policy Committee is responsible for reviewing, identifying and, when appropriate, bringing to the attention of the Board political, social and legal trends and issues that may have an impact on the business operations, financial performance or public image of the Company, as well as for making recommendations to the Board on corporate policies and practices that relate to public policy. The Policy Committee held three meetings in 2005. Following the completion of the Separation Plan, the Board of Directors will evaluate whether the Policy Committee will continue to exist or whether the responsibilities of the Policy Committee will be assumed by another committee of the Board of Directors.

Separation Committee

The Separation Committee is comprised of Messrs. Pittman and Edelman and Ms. Rosenberg (the “Separation Committee”). After preliminary approving the Separation Plan, the Board established the Separation Committee to assist with and oversee the separation process. Since October 23, 2005, the Board and the Separation Committee met numerous times to discuss the separation with and without members of the Company’s senior management team. In these meetings, the Board and the Separation Committee considered, among other things, the benefits to the businesses and to the Company’s stockholders that are expected to result from the separation, the capital allocation strategies and dividend policies for the separated companies, the allocation of the Company’s existing assets, liabilities and businesses among the separated companies, the terms of certain commercial relationships among the separated companies that will exist following the separation, the corporate governance arrangements that will be in place at each company following the separation, and the appropriate members of senior management at each company following the separation. The Separation Committee is not expected to continue to exist following completion of the Separation Plan.

Executive Committee

The Executive Committee is presently comprised of Messrs. Silverman (Chairman), Buckman, Nelson and Edelman (the “Executive Committee”). Following the completion of the Separation Plan, the Executive

Committee will be comprised of Messrs. Nelson (Chairman), Salerno and Edelman. The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board will serve as Chairman of the Executive Committee both prior to and following the completion of the Separation Plan. The Executive Committee acted by unanimous written consent on nineteen occasions in 2005.

Director Compensation

In 2003, the Corporate Governance Committee undertook a study of director compensation (the “Director Compensation Review”) and adopted the following guidelines for director compensation: (i) compensation should fairly pay Directors for the work and time commitment required in a company the size and scope of the Company; (ii) compensation should align Director interests with the long-term interests of the Company’s stockholders; and (iii) the structure of compensation should be simple, transparent and easy for stockholders to understand. The Corporate Governance Committee retained an independent compensation consultant to assist the committee in formulating a new compensation structure to satisfy the new guidelines and to provide a written report verifying the reasonableness of such new compensation structure. As a result of such undertaking, the Corporate Governance Committee recommended, and the Board approved, a modified Non-Employee Director compensation program effective January 1, 2004. The following sets forth the compensation payments made to Non-Employee Directors in 2005 (amounts shown in dollars unless otherwise indicated):

	2005 Compensation(1)(2)
Annual Retainer(3)	160,000
Annual Equity Incentive Grant	—	(4)
Board Meeting Attendance Fees:
Board Meeting Fee (per meeting)	0
Committee Meeting Fee (Chair/Member)	0
Action By Unanimous Written Consent	0
Audit Committee Chair	30,000
Audit Committee Member	20,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Corporate Governance Committee Chair	15,000
Corporate Governance Committee Member	8,000
Policy Committee Chair	10,000
Policy Committee Member	5,000
Executive Committee Member	10,000
Presiding Director Stipend	20,000
Separation Committee Member (per meeting)	2,000
Other Benefits	Life Insurance	(5)

(1)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries do not receive compensation for serving as a Director.

(2)	The Presiding Director Stipend and all committee membership stipends are to be paid 50% in cash and 50% in shares of Common Stock required to be deferred under the Deferral Plan (described below). Directors may elect to receive more than 50% of such stipends in shares of deferred Common Stock.

(3)

The Annual Retainer (the “Retainer”) is paid on a quarterly basis on or near the date of regularly scheduled quarterly Board meetings. For 2005, $80,000 of the Retainer was paid in the form of Common Stock required to be deferred under a deferred compensation plan maintained by the Company for the benefit of Non-Employee Directors (the “Deferral Plan”). For 2005, a Non-Employee Director could elect to receive a portion or the entire balance of the Retainer in the form of shares of Common Stock. The number of shares of Common Stock received pursuant to the Common Stock portion of the Retainer or any other compensation paid in the form of Common Stock equaled the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock as of the date of grant. All amounts deferred into the Deferral Plan are deferred in the form of deferred stock units. Each deferred stock unit entitles the Non-Employee Director to receive one share of Common Stock immediately following such Director’s retirement or separation of service from the Board for any reason. The Non-Employee Directors may not sell or receive value from any deferred stock unit prior to such separation of service. In connection with completion of the Separation Plan, it is expected that any amounts owing to the Non-Employee Directors for third quarter 2006 will be paid 50% in cash and 50% in deferred cash due to the administrative issues involved with issuing shares prior to the consummation of the Separation Plan.

(4)	Notwithstanding the elimination of the annual equity incentive grant in 2004, new Non-Employee Directors received a one-time grant of 5,000 shares of Common Stock, which is required to be deferred under the Deferral Plan.

(5)	The Company provides $100,000 of term life insurance coverage for each Non-Employee Director. In addition, the Company provides each Director with the ability to obtain life insurance in the amount of $1 million on his or her life. Certain, but not all, Directors participate in this program. Upon the death of such Director while still in office, the Company will donate an aggregate of $1 million to one or more charitable organizations that such Director served or supported. Following completion of the Separation Plan, the Company will no longer provide this program.

The following table sets forth the compensation for future services expected to be paid to Non-Employee Directors following the completion of the Separation Plan. All director compensation, other than the new director equity grant, is expected to be pro-rated for 2006.

Compensation(1)(2)
Annual Director Retainer(3)	$150,000
New Director Equity Grant(4)	75,000
Board and Committee Meeting Attendance Fee	—
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000

(1)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries will not receive compensation for serving as directors (other than travel-related expenses for meetings held outside of the Company’s headquarters).

(2)	The committee chair stipends and all committee membership stipends will be paid 50% in cash and 50% in deferred Common Stock. Directors may elect to receive more than 50% of such stipends in deferred Common Stock.

(3)

The Annual Retainer (the “Retainer”) will be paid on a quarterly basis. The Retainer will be paid equally 50% in cash and 50% in shares of Common Stock required to be deferred under the Deferral Plan. A director may elect to receive the entire Retainer in the form of deferred Common Stock. The number of shares of Common Stock to be received pursuant to the common stock portion of the Retainer or any other compensation to be paid in the form of Common Stock will equal the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock on the date of grant. Each share of deferred Common Stock will entitle the Non-Employee Director to receive one share of Common Stock immediately following such Director’s retirement or termination of service from the Board for any reason. The Non-Employee Directors may not sell or receive value from any shares of deferred Common Stock prior to such termination of service.

(4)	The grant will be made in the form of deferred Common Stock. The number of shares will equal $75,000 divided by the fair market value of a share of Common Stock as of the close of business on the date of the grant. Persons serving as Non-Employee Directors at the time of the completion of the Separation Plan will receive their grant as of the first trading day following completion of the Separation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth on the following table is furnished as of July 20, 2006 as to those shares of the Company’s Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each of its Directors and each of its executive officers named in the Summary Compensation Table below, and (iii) all directors and executive officers as a group.

Name	Total Amount of Shares Beneficially Owned(1)	Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 days(3)
Principal Stockholder:
Barclays Global Investors, N.A. (4)	88,938,800	8.88%	—

Directors and Executive Officers(5):
Henry R. Silverman	34,677,415	3.38%	25,439,589
Myra J. Biblowit(6)	143,765	*	143,765
James E. Buckman(7)	3,764,808	*	3,642,429
Leonard S. Coleman(8)	407,490	*	407,490
Martin L. Edelman(9)	335,805	*	332,805
George Herrera(10)	15,756	*	15,756
Stephen P. Holmes(11)	4,013,216	*	3,589,327
Louise T. Blouin MacBain(12)	1,573,126	*	1,573,126
Cheryl D. Mills(13)	143,143	*	136,429
The Right Honourable Brian Mulroney(14)	466,739	*	457,955
Robert E. Nederlander(15)	333,013	*	333,013
Ronald L. Nelson(16)	1,497,863	*	1,310,164
Robert W. Pittman(17)	905,420	*	842,592
Pauline D.E. Richards(18)	19,580	*	19,580
Sheli Z. Rosenberg(19)	156,086	*	124,904
Robert F. Smith(20)	282,451	*	282,451
Richard A. Smith(21)	3,757,731	*	3,579,949

All directors and executive officers as a group (19 persons)	52,733,099	5.05%	42,460,328

*	Amount represents less than 1% of outstanding common stock.

(1)	Shares beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units that are currently vested or will become vested within 60 days of July 20, 2006, including certain stock-based awards that will vest on the 30th day following the completion of the distributions of Realogy and Wyndham Worldwide (“Vested Awards”) and shares of Common Stock deferred under the Deferral Plan (“Deferred Shares”).

(2)	Based on 1,001,821,786 shares of Common Stock outstanding on July 20, 2006.

(3)	Includes Vested Awards and Deferred Shares.

(4)

Reflects beneficial ownership of 88,938,800 shares of Common Stock by Barclays Global Investors, N.A. and its affiliated entities (“Barclays”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Barclays with the SEC on January 26, 2006. Such Schedule 13G indicates that Barclays has sole voting power over 78,108,267 of the shares and no voting power over 10,830,533 of the shares. The principal business address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94015. Information is based upon the assumption that Barclays holds 88,938,800 shares of Common Stock as of July 20, 2006.

(5)	Such Director’s and/or Executive Officer’s Vested Awards are deemed outstanding for purposes of computing the percentages of the class for such Director and/or Executive Officer.

(6)	Includes 29,092 Deferred Shares.

(7)	Includes 16,100 shares held in Mr. Buckman’s IRA account and 68,082 shares held in a non-qualified deferred compensation plan.

(8)	Includes 32,035 Deferred Shares.

(9)	Includes 30,486 Deferred Shares.

(10)	Includes 15,756 Deferred Shares.

(11)	Includes 16,971 shares held by Mr. Holmes’ children, 110,000 shares held in a trust and 90,626 shares held in a non-qualified deferred compensation plan.

(12)	Includes 9,391 Deferred Shares.

(13)	Includes 21,756 Deferred Shares.

(14)	Includes 30,376 Deferred Shares.

(15)	Includes 30,694 Deferred Shares.

(16)	Includes 90,374 shares held in a non-qualified deferred compensation plan and 22,325 shares held in a second non-qualified deferred compensation plan.

(17)	Includes 39,232 Deferred Shares.

(18)	Includes 19,580 Deferred Shares.

(19)	Includes 22,393 Deferred Shares.

(20)	Includes 32,256 Deferred Shares.

(21)	Includes 105,040 shares held in a non-qualified deferred compensation plan and 517 shares held in a second non-qualified deferred compensation plan.

The information set forth on the following table is furnished as of July 20, 2006 as to those shares of the Company’s Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each of its Directors that will serve after the completion of the Separation Plan and (iii) each of its executive officers that will serve following the Separation Plan.

Name	Total Amount of Shares Beneficially Owned(1)	Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 days(3)
Principal Stockholder:
Barclays Global Investors, N.A.(4)	88,938,800	8.88%	–

Directors and Executive Officers(5):
Ronald L. Nelson(6)	1,497,863	*	1,310,164
Leonard S. Coleman(7)	407,490	*	407,490
Martin L. Edelman(8)	335,805	*	332,805
Sheli Z. Rosenberg(9)	156,086	*	124,904
F. Robert Salerno	1,128,190	*	1,125,300
Stender E. Sweeney	1,000	*	–	(10)
W. Scott Deaver	148,865	*	147,905
Karen C. Sclafani	105,403	*	101,463
Mark J. Servodidio	167,171	*	165,166
David B. Wyshner	516,242	*	506,888
Michael P. Collins	221,489	*	217,676
Gerald R. Riordan	29,943	*	27,943
Patric T. Siniscalchi	156,677	*	156,677
John T. McClain	363,082	*	352,996

All directors and executive officers as a group (14 persons)	5,235,306	*	4,977,377

*	Amount represents less than 1% of outstanding common stock.

(1)	Shares beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units that are currently vested or will become vested within 60 days of July 20, 2006, including Vested Awards and Deferred Shares.

(2)	Based on 1,001,821,786 shares of Common Stock outstanding on July 20, 2006.

(3)	Includes Vested Awards and Deferred Shares.

(4)	Reflects beneficial ownership of 88,938,800 shares of Common Stock by Barclays Global Investors, N.A. and its affiliated entities (“Barclays”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Barclays with the SEC on January 26, 2006. Such Schedule 13G indicates that Barclays has sole voting power over 78,108,267 of the shares and no voting power over 10,830,533 of the shares. The principal business address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94015. Information is based upon the assumption that Barclays holds 88,938,800 shares of Common Stock as of July 20, 2006.

(5)	Such Director’s and/or Executive Officer’s Vested Awards are deemed outstanding for purposes of computing the percentages of the class for such Director and/or Executive Officer.

(6)	Includes 90,374 shares held in a non-qualified deferred compensation plan and 22,325 shares held in a second non-qualified deferred compensation plan.

(7)	Includes 32,035 Deferred Shares.

(8)	Includes 30,486 Deferred Shares.

(9)	Includes 22,393 Deferred Shares.

(10)	Mr. Sweeney will receive a new director equity grant in the form of deferred Common Stock. The number of shares will equal $75,000 divided by the fair market value of a share of the Company’s Common Stock as of the close of business on the date of grant, which is expected to be the first day following completion of the Separation Plan.

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified.

Name	Offices or Positions Held

Henry R. Silverman	Chairman of the Board and Chief Executive Officer

James E. Buckman	Vice Chairman and General Counsel

Stephen P. Holmes	Vice Chairman; Chairman and Chief Executive Officer, Travel Content Division

Ronald L. Nelson	President and Chief Financial Officer; Chairman and Chief Executive Officer, Vehicle Rental

Richard A. Smith	Chairman and Chief Executive Officer, Real Estate Services Division and Senior Executive Vice President

Jeff Clarke	Chief Executive Officer and President, Travel Distribution Services

Linda C. Coughlin	Chief Administrative Officer

Virginia M. Wilson	Executive Vice President and Chief Accounting Officer

Following the completion of the Separation Plan, the executive officers of the Company will be as set forth in the table below.

Name	Offices or Positions To be Held

Ronald L. Nelson	Chairman of the Board and Chief Executive Officer

F. Robert Salerno	President and Chief Operating Officer

W. Scott Deaver	Executive Vice President, Strategy

Karen C. Sclafani	Executive Vice President and General Counsel

Mark J. Servodidio	Executive Vice President, Human Resources

David B. Wyshner	Executive Vice President, Chief Financial Officer and Treasurer

Michael P. Collins	Executive Vice President, Operations

Gerald R. Riordan	President, Budget Truck Rental

Patric T. Siniscalchi	Senior Vice President, International Operations

John T. McClain	Senior Vice President and Chief Accounting Officer

Biographical information concerning the executive officers of the Company who also presently serve as Directors, or are expected to serve as Directors following the completion of the Separation Plan, is set forth above under “Board of Directors — Biographical Information for Nominees.” Biographical information concerning all other present executive officers is set forth below.

Name	Biographical Information

Richard A. Smith	Mr. Smith, age 52, has been Senior Executive Vice President since September 1998 and Chairman and Chief Executive Officer of the Real Estate Services Division since December 1997. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Mr. Smith will cease to serve as an officer of the Company upon completion of the Separation Plan and will be the Vice Chairman of the Board and President of Realogy at the time of the Realogy distribution.

Linda C. Coughlin	Ms. Coughlin, age 54, has been Chief Administrative Officer since October 2004. From September 2002 to October 2004, Ms. Coughlin served as President of Linkage, Inc., a leadership and organization development firm. Ms. Coughlin also held senior positions at Zurich Scudder Investments, Inc., Scudder, Stevens & Clark, Citibank and American Express Company since 1976. In connection with the Separation Plan, Ms. Coughlin will cease to serve as the Chief Administrative Officer on or prior to December 31, 2006.

Jeff Clarke	Mr. Clarke, age 45, has served as President and Chief Executive Officer of Travelport since May 2006. From April 2004 to May 2006, Mr. Clarke was Chief Operating Officer of CA, Inc. (formerly Computer Associates Inc.). Earlier in April 2004, Mr. Clarke was named Executive Vice President and Chief Financial Officer of the software company CA, Inc. and continued to serve as Chief Financial Officer until February 2005. From 2002 through November 2003, Mr. Clarke was Executive Vice President, Global Operations at Hewlett-Packard Company. Before then, Mr. Clarke joined Compaq Computer Corporation in 1998 and held several positions, including Chief Financial Officer of Compaq from 2001 until the time of Compaq’s merger with Hewlett-Packard Company in 2002. Upon completion of the earlier of the sale or distribution of Travelport, Mr. Clarke will no longer be affiliated with the Company.

Virginia M. Wilson	Ms. Wilson, age 52, has been Executive Vice President and Chief Accounting Officer since September 2003. From October 1999 until August 2003, Ms. Wilson served as Senior Vice President and Controller for MetLife, Inc., a provider of insurance and other financial services. From 1996 until 1999, Ms. Wilson served as Senior Vice President and Controller for Transamerica Life Companies, an insurance and financial services company. Upon completion of the Wyndham Worldwide distribution, Ms. Wilson will cease to serve as Chief Accounting Officer and John T. McClain will become Chief Accounting Officer. Ms. Wilson will serve as the Chief Financial Officer and Executive Vice President of Wyndham Worldwide.

Biographical information concerning all executive officers of the Company following completion of the Separation Plan is set forth below.

Name	Biographical Information

W. Scott Deaver	Mr. Deaver, age 54, will be Executive Vice President, Strategy. Over the past ten years, Mr. Deaver has served in a variety of roles with the Company and HFS, most recently serving as the Executive Vice President, Marketing for Avis Budget Car Rental, LLC. He has also served as Chief Marketing Officer for move.com, an online real estate and home services portal launched by the Company, and as Senior Vice President of corporate marketing of the Company.

Karen C. Sclafani	Ms. Sclafani, age 54, will be Executive Vice President and General Counsel. Ms. Sclafani has been Senior Vice President, General Counsel and Secretary of Avis Budget Car Rental, LLC since November 2002 and became Executive Vice President on April 3, 2006. Ms. Sclafani was previously Senior Vice President and General Counsel of Avis since August 1998. Prior to being appointed General Counsel, Ms. Sclafani served as Vice President and Deputy General Counsel and in various other capacities in Avis’ legal department. Before joining Avis, she was a corporate associate with the law firm Mudge, Rose, Guthrie and Alexander in New York City.

Mark J. Servodidio	Mr. Servodidio, age 41, will be Executive Vice President, Human Resources. Mr. Servodidio has been Executive Vice President, Human Resources for Avis Budget Car Rental, LLC since November 2002. He joined Avis in April 2001 as Senior Vice President, Human Resources. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco) from 1996 to 2001 where he was most recently head of Human Resources for Nabisco’s sales and supply chain unit. Prior thereto, he served in various leadership roles at PepsiCo, Inc.

David B. Wyshner	Mr. Wyshner, age 39, will be Executive Vice President, Chief Financial Officer and Treasurer. Mr. Wyshner has been Executive Vice President and Treasurer of the Company since January 2004 and was named Vice Chairman and Chief Financial Officer of the Company’s Travel Content Division, which includes the Company’s vehicle rental business of Avis and Budget, in July 2005. From 1999 until January 2004, Mr. Wyshner was employed in various roles at the Company, including serving as Executive Vice President for Finance, Planning and Development. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division, specializing in corporate finance and mergers and acquisitions.

Michael P. Collins	Mr. Collins, age 59, will be Executive Vice President, Operations. He has been Executive Vice President of Avis Budget Car Rental, LLC since November 2002 and Executive Vice President, Operations for Avis since March 2001. From June 2000 to March 2001, he was Senior Vice President, Operations for Avis. From 1996 through 2000, Mr. Collins was Vice President & General Manager of Avis’ International Operations. From 1987 through 1996, he was Vice President of Avis’ International Operations. From 1975 through 1987, Mr. Collins held various positions of increasing responsibility within Avis.

Gerald R. Riordan	Mr. Riordan, age 57, will be President, Budget Truck Rental. Mr. Riordan has been President of the Company’s Budget Truck Division since April 2003. Mr. Riordan was Chief Executive Officer of United Road Services, Inc., a towing and transport company, from October 1999 to April 2003. From December 1997 to October 1999, Mr. Riordan was engaged in private investment opportunities. From October 1996 to December 1997, Mr. Riordan was President and Chief Operating Officer of Ryder TRS, Inc., a truck rental company. From 1993 to October 1996, Mr. Riordan served as President of Ryder Consumer Truck Rental, and was also President of Ryder Student Transportation Services from 1995 to 1996.

Patric T. Siniscalchi	Mr. Siniscalchi, age 57, will be Senior Vice President and General Manager, International Operations. Mr. Siniscalchi has been General Manager of International Operations for Avis Budget Car Rental LLC since November, 2002. Mr. Siniscalchi was General Manager of International Operations for Avis from 2000 through November 2002. From 1988 through 2000, Mr. Siniscalchi was Vice President, International Operations for Avis.

John T. McClain	Mr. McClain, age 45, will be Senior Vice President and Chief Accounting Officer upon completion of the Wyndham Worldwide distribution. Mr. McClain has been Senior Vice President, Finance and Corporate Controller of the Company since September 1999. From May 1998 to September 1999, Mr. McClain was Vice President and Chief Accounting Officer of Sirius Satellite Radio. Previously, Mr. McClain was Assistant Controller and Director of Accounting of ITT Corporation. Prior to joining ITT Corporation, McClain was an audit manager with Arthur Andersen & Co.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the 2003, 2004 and 2005 cash and non-cash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 2005 and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long Term Compensation		All Other Compensation ($)(6)

		Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options/ SARs (#)(5)
Henry R. Silverman Chairman of the Board and Chief Executive Officer	2005 2004 2003	3,300,000 3,300,000 3,300,000	12,316,600 15,281,508 13,787,520	100,374 325,843 121,001	0 0 0	0 0 0	6,600,496 5,089,340 5,604,524

James E. Buckman Vice Chairman and General Counsel	2005 2004 2003	762,500 762,500 762,500	1,470,328 1,969,703 1,372,500	— — —	3,000,000 3,000,000 1,046,475	0 0 0	222,928 142,828 132,900

Ronald L. Nelson(7) President and Chief Financial Officer; Chairman and CEO, Vehicle Rental	2005 2004 2003	762,500 762,500 488,461	1,331,233 2,296,233 976,923	761,842 278,611 163,002	8,000,002 4,000,000 0	0 0 1,042,490	223,583 285,088 110,794

Stephen P. Holmes Chairman and CEO, Travel Content Division	2005 2004 2003	762,500 762,500 762,500	1,465,128 2,105,128 1,437,400	— 87,185 —	5,000,009 4,000,000 1,453,442	0 0 0	216,478 136,983 136,794

Richard A. Smith Chairman and CEO, Real Estate Services Division	2005 2004 2003	762,500 762,500 762,500	1,481,582 2,171,582 1,565,794	73,863 — —	5,000,009 4,000,000 1,685,997	0 0 0	211,902 254,182 51,366

(1)	Mr. Silverman’s base salary was increased to $3.3 million in July 2002 and has not increased thereafter. Each other Named Executive Officer has been subject to a base salary freeze since 2003.

(2)

For 2005, bonus amounts include fiscal year 2005 profit-sharing bonuses approved by the Compensation Committee and paid in the first quarter of 2006. For each Named Executive Officer (other than Mr. Silverman), 2005 bonus amounts include regular annual bonuses providing an opportunity to receive a payment targeted at 200% of base salary (175% for Mr. Buckman), but subject to the Company’s attainment of performance goals (and, as applicable, the performance of the Named Executive Officer’s division) and the personal performance of the Named Executive Officer. See “Executive Compensation and Other Information — Employment Contracts and Termination, Severance and Change of Control Arrangements.” Mr. Silverman’s 2005 profit-sharing bonus was calculated pursuant to his employment agreement, which was amended in 2004 pursuant to the settlement of a stockholder derivative action. Amounts also include special bonuses paid to Named Executive Officers (other than Mr. Silverman) during the first quarter of 2006 under the Executive Officer Supplemental Life Insurance Program. The following amounts were paid to the Named Executive Officers under this program: Mr. Buckman $135,328;

Mr. Nelson $96,233; Mr. Holmes $80,128; and Mr. Smith $96,582. The program is described further in footnote (6) below.

(3)	Except where indicated, perquisites and personal benefits are less than the lesser of $50,000 or 10% of the salary and bonus for each Named Executive Officer in each year. In 2005, Mr. Silverman’s perquisites and personal benefits included $49,388 for personal use of corporate aircraft and $49,986 for provision of corporate automobiles and drivers; Mr. Nelson’s perquisites and personal benefits included $667,662 for payment or reimbursement of residential relocation expenses (including tax assistance); and Mr. Smith’s perquisites and personal benefits included $26,925 for personal use of corporate aircraft and $27,065 for provision of corporate automobiles (including tax assistance). In 2004, Mr. Silverman’s perquisites and personal benefits included $102,697 for personal use of corporate and $165,013 for the reimbursement of legal fees (including tax assistance) incurred in connection with the negotiation of his employment agreement; Mr. Nelson’s perquisites and personal benefits included $221,914 for payment or reimbursement of residential relocation expenses (including tax assistance); and Mr. Holmes’ perquisites and personal benefits included $42,537 for personal use of corporate aircraft. In 2003, Mr. Silverman’s perquisites and personal benefits included $59,825 for personal use of corporate aircraft and Mr. Nelson’s perquisites and personal benefits included $141,747 for payment or reimbursement of residential relocation expenses (including tax assistance).

(4)	On April 26, 2005, each Named Executive Officer (other than Mr. Silverman) was granted performance-vesting restricted stock units relating to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). The terms of such restricted stock units provided that upon the vesting of a unit, the Named Executive Officer becomes entitled to receive a share of Common Stock. Up to one- eighth of the units may vest on April 27 in each of 2006, 2007, 2008 and 2009 based upon the extent to which the Company attains pre-established performance goals for fiscal year 2005 through the end of the most recently completed fiscal year prior to such business day (i.e., 25% of the units scheduled to vest each year will vest if performance reaches “threshold” levels, and 100% of such units will vest if performance reaches “target” levels). The performance goals relating to these units are based upon the “total unit growth” of the Common Stock in relation to the average historic “total stockholder return” of the S&P 500 (“total unit growth” is comprised of earnings before interest, taxes, depreciation and amortization, plus increases in free cash flow generation). Units which fail to vest in 2006, 2007 and 2008 may become vested in later year(s) subject to the Company’s attainment of cumulative multi-year performance goals. In addition, up to one-half of the units may vest on April 27, 2009 based upon the cumulative four-year pre-established performance goals. The performance goals relating to these units are based upon the “total unit growth” of the Common Stock in relation to the top-quartile average historic “total stockholder return” of the S&P 500. In all cases, intermediate levels of vesting will occur for interim levels of performance. Vesting is also subject to the Named Executive Officer remaining continuously employed with the Company through the applicable vesting date. Each Named Executive Officer received the following number of performance-vesting restricted stock units (numbers reflect equitable adjustments made in connection with the Company’s spin-off of PHH Corporation): Mr. Silverman, 0; Mr. Buckman, 149,775; Mr. Nelson, 399,401; Mr. Holmes, 249,626; and Mr. Smith, 249,626. The number of units granted to each Named Executive Officer was approved by the Compensation Committee. All units are eligible to receive cash dividend equivalents, which remain restricted and subject to forfeiture until the unit for which it was paid becomes vested. The value of the shares of Common Stock underlying the units as of the date of grant are shown in the table above and reflect a per unit value of $20.03, based upon the closing price of the Common Stock on April 26, 2005. The value of the shares underlying all units held by each Named Executive Officer as of December 30, 2005 (including outstanding units granted in 2005 and prior years) reflecting a per unit value of the Common Stock of $17.25 equaled: Mr. Silverman, $0; Mr. Buckman, $5,231,822; Mr. Nelson, $9,625,586; Mr. Holmes, $7,870,123; and Mr. Smith, $8,002,586.

In connection with the Separation Plan and subject to necessary approvals and consents, the Company expects that all restricted stock units that vest upon the attainment of “above-target” financial performance will be cancelled and that all other restricted stock units will vest (without regard to the attainment of any existing performance criteria, which have been waived by action of the Compensation Committee) on the thirtieth day following the distributions of Realogy and Wyndham Worldwide by the Company. Such acceleration will apply to all current Cendant employees as well as those terminated from employment in connection with the Separation Plan, but not any employee who resigns or is terminated for cause.

The value of the shares underlying all units held by each Named Executive Officer as of December 30, 2005 (including outstanding units granted in 2005 and all prior years) and reflecting a per unit value of the Company’s common stock of $17.25 equaled as follows:

	Above-Target Vesting (to be cancelled) ($)	At-Target Vesting (to be vested) ($)	Total ($)
Mr. Silverman	0	0	0
Mr. Buckman	2,464,335	2,767,487	5,231,822
Mr. Nelson	5,008,210	4,617,377	9,625,586
Mr. Holmes	3,716,409	4,153,714	7,870,123
Mr. Smith	3,716,409	4,286,177	8,002,586

(5)	Reflects an equitable adjustment made in connection with the Company’s spin-off of PHH Corporation.

(6)	Payments included in these amounts for fiscal year 2005 consist of (i) Company matching contributions to a non-qualified deferred compensation plan maintained by the Company (“Defined Contribution Match”), (ii) benefits relating to supplemental life insurance and (iii) executive medical benefits. Defined Contribution Match includes matching contributions relating to deferred bonuses in respect of fiscal year 2005 and paid in the first quarter of 2006. The foregoing amounts were as follows:

	Year	Defined Contribution Match ($)	Life Insurance Premium/Life Insurance Bonus ($)(*)	Executive Medical Benefits ($)	Totals ($)
Mr. Silverman	2005	936,996	5,656,000	7,500	6,600,496
Mr. Buckman	2005	80,100	135,328	7,500	222,928
Mr. Nelson	2005	119,850	96,233	7,500	223,583
Mr. Holmes	2005	128,850	80,128	7,500	216,478
Mr. Smith	2005	105,975	96,582	9,345	211,902

(*)	Amounts reflect benefits relating to supplemental life insurance. For Mr. Silverman, the amount represents premiums paid by the Company under Mr. Silverman’s insurance arrangement. For each other Named Executive Officer, amounts represent bonuses under the Executive Officer Supplemental Life Insurance Program (such bonus amounts are also reflected in the Summary Compensation Table above under the “Bonus” column). In connection with the Compensation Committee’s decision to terminate this life insurance program, the Company eliminated the requirement that such bonus amounts be applied to life insurance.

(7)	Mr. Nelson commenced employment with the Company on April 14, 2003.

Option Grants in 2005

None of the Company’s Named Executive Officers received a stock option grant during 2005.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table summarizes the exercise of Common Stock options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such officers as of the end of such fiscal year:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARS at FY-End (#)(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARS at FY-End ($)(2) Exercisable/Unexercisable
Mr. Silverman	9,607,677	117,644,547	25,439,589/0	82,779,980/0
Mr. Buckman	698,397	9,372,944	3,499,277/0	11,966,721/0
Mr. Nelson	0	0	521,245/521,245	2,451,473/2,451,473
Mr. Holmes	293,821	4,662,648	3,623,054/0	14,090,247/0
Mr. Smith	5,323	76,581	3,484,579/0	17,563,686/0

(1)	Reflects an equitable adjustment made in connection with the Company’s spin-off of PHH Corporation.

(2)	Amounts are based upon a December 30, 2005 closing price per share of Common Stock on the New York Stock Exchange of $17.25.

Employment Contracts and Termination, Severance and Change of Control Arrangements

Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Each such employment agreement contains covenants precluding the Named Executive Officer from competing, directly or indirectly, against the Company and/or the business unit or units for which such officer performs services during a period of time set forth in each respective employment agreement, including post-employment periods. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company and its stockholders insofar as, among other reasons, it allows the Company to achieve its desired goals of retaining the best possible executive talent and obtaining post-employment non-competition covenants from executive officers.

Mr. Silverman. Mr. Silverman was employed by the Company pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS Incorporated and amended and restated from time to time (the “Prior Silverman Agreement”). Effective July 1, 2002, Mr. Silverman and the Company entered into an Amended and Extended Employment Agreement (the “Amended Silverman Agreement”). Effective July 28, 2003, the Amended Silverman Agreement was amended as described below (the “First Amendment”). Effective August 20, 2004, the Amended Silverman Agreement was amended as described below (the “Second Amendment”) in order to, among other things, reduce Mr. Silverman’s potential post-employment compensation and condition his annual bonus on the Company’s attainment of financial performance goals relating to the Company. The Second Amendment substantially reduced Mr. Silverman’s potential severance and post-employment benefits and compensation opportunities and altered his annual bonus program to condition a substantial portion of potential bonus payments on Company performance goals. Effective January 21, 2005, the Amended Silverman Agreement was amended as described below (the “Third Amendment”) to clarify a provision relating to the Second Amendment.

Pursuant to the Amended Silverman Agreement, Mr. Silverman serves the Company as its President and Chief Executive Officer and as the Chairman of the Board and the Chairman of the Executive Committee of the Board; however, during 2004, Mr. Nelson assumed the position of President. The term of employment under the Amended Silverman Agreement expires on December 31, 2007, subject to earlier termination upon certain events.

The Amended Silverman Agreement provides Mr. Silverman with a base salary of $3,300,000. Mr. Silverman has not received a salary increase since July 2002.

Pursuant to the Amended Silverman Agreement, prior to the Second Amendment, Mr. Silverman’s bonus was 0.60% of the Company’s pre-tax income as defined in the Amended Silverman Agreement, with a limit on the bonus amount equal to $100,000 per each cent of the Company’s earnings per share as defined in the Amended Silverman Agreement (“Target Bonus”). For 2004 and later years, in connection with the Second Amendment, the Target Bonus continues to apply, except that the value payable in respect of the Target Bonus is comprised of two components: (i) the Target Bonus but subject to a limit of 150% of Mr. Silverman’s base salary (the “Capped Bonus”) plus (ii) the remainder of the value that would have otherwise been payable in respect of the Target Bonus (the “Performance Based Bonus”), but which is now subject to the Company’s attainment of performance goals relating to the Company’s Average Growth in Adjusted Diluted Earnings Per Share (“AGEPS”) as defined in the Second Amendment. The Performance Based Bonus will not be paid if AGEPS is less than 8% and will be paid at 100% if AGEPS equals 13% or greater. Interim levels of payment will be made for interim levels of AGEPS performance. To the extent the Performance Based Bonus is paid at less than 100% in 2004, 2005 and 2006, such amounts not earned will be carried over into future fiscal years and may be subsequently earned by Mr. Silverman if in any such future year the Company attains an annualized rate of AGEPS of 13% or greater over any multi-year period. For 2005, the Capped Bonus will equal $4,950,000 and the Performance Based Bonus will equal $7,366,600.

The Amended Silverman Agreement provides Mr. Silverman with specified benefits and perquisites no less favorable than those provided to other senior officers of the Company and no less favorable than those provided to chief executive officers of comparable public companies, including priority business use of corporate aircraft, personal use of corporate aircraft subject to availability, and access to car service. The Amended Silverman Agreement also provides Mr. Silverman with standard corporate indemnification rights.

Prior to the First Amendment, the Amended Silverman Agreement required the Company to provide Mr. Silverman with term life insurance with a face amount of $100 million for the remainder of his life, subject to earlier termination upon certain events. During 2003, pursuant to the First Amendment, the Amended Silverman Agreement was amended in order to implement a replacement life insurance program, which meets both the requirements of the Amended Silverman Agreement and certain provisions of the Sarbanes-Oxley Act of 2002.

The Amended Silverman Agreement eliminated the Company’s requirement to provide Mr. Silverman with annual option grants covering two million shares of Common Stock. Accordingly, Mr. Silverman has not received any option or other equity awards during 2002, 2003, 2004 and 2005.

The Amended Silverman Agreement, prior to the Second Amendment, provided that if Mr. Silverman resigns his employment for Good Reason (as defined in the Amended Silverman Agreement) or if he is terminated by the Company without Cause (as defined in the Amended Silverman Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the sum of his then current base salary plus bonus earned in the year prior to termination, multiplied by (ii) the greater of the number of years and partial years remaining in the term of employment under the Amended Silverman Agreement and 2.99. Pursuant to the Second Amendment, such potential severance payment is reduced to (i) the sum of his current base plus bonus, multiplied by (ii) the number of years and partial years remaining in the term of employment, but in no event greater than 2.99. Further, such amount will be reduced by a present value factor of 5% to reflect the time value of money in receiving base salary and bonus amounts in a lump sum at an earlier date. Mr. Silverman will also receive a pro rata portion of his annual bonus in respect of the fiscal year in which such termination occurs. In addition, Mr. Silverman (and his eligible dependents) will be entitled to continued health and welfare benefits during the remaining term of employment (or a 3-year period, if longer) and the vesting of any options and restricted stock. However, the Company may remove Mr. Silverman from his position of Chief Executive Officer (but not Chairman of the Board) without triggering such termination provisions.

The Amended Silverman Agreement, prior to the Second Amendment, provided that if Mr. Silverman’s employment with the Company is terminated other than due to death or for Cause (but including a resignation for Good Reason), the Company would (i) provide him certain benefits for life, including medical and welfare benefits, office and clerical support, access to corporate aircraft on terms applicable to senior executives of the Company, access to a car and driver, appropriate security when traveling on Company business, and reimbursement of any properly documented business expenses (the “Post Term Benefits”); and (ii) maintain Mr. Silverman as an employee to provide such services as requested by any successor chief executive officer and keep himself reasonably available to the Company to render advice or to provide services for the rest of his life, for no more than 90 days per year, in return for which he would be paid $83,000 per month (the “Post Term Consulting Services”). In connection with the Second Amendment, the term of the Post Term Consulting Services was reduced to a period of five years. The Company’s obligation to provide Mr. Silverman with compensation and benefits pursuant to the Post Term Consulting Services will terminate in the event Mr. Silverman becomes unable or is unwilling to provide consulting services, or in the event Mr. Silverman is convicted of a felony or violates any restrictive covenants set forth in the Amended Silverman Agreement. In addition, the Company maintains the right to terminate the Post Term Consulting Services and the compensation and benefits payable thereunder by providing Mr. Silverman a lump sum cash payment equal to the net present value of such compensation and benefits. Further, in the event of an actual or potential change of control of the Company, Mr. Silverman may elect to terminate the Post Term Consulting Services and receive such lump sum cash payment.

The Amended Silverman Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and under other compensation and benefit arrangements.

The Amended Silverman Agreement provides that Mr. Silverman will be restricted from engaging in certain competitive activities against the Company. Such non-competition covenants will remain in effect in no event for less than two years following his termination of employment for Cause or his resignation, and, in connection with the Third Amendment, will remain in effect for so long as Mr. Silverman is receiving the Post Term Benefits (i.e., Mr. Silverman may not compete against the Company, for the rest of his life, as long as he is receiving the Post Term Benefits).

In connection with the Separation Plan, the Compensation Committee approved the Company entering into a new agreement with Mr. Silverman (the “Letter Agreement”) regarding the effect of the Separation Plan on the parties’ respective rights and obligations under the Amended Silverman Agreement and the Company and Mr. Silverman have entered into such agreement.

Under the terms of the Letter Agreement, Mr. Silverman’s employment with the Company will terminate effective as of the completion of the Realogy and Wyndham Worldwide distributions (the “Termination Date”) and, in accordance with the Amended Silverman Agreement, Mr. Silverman will be paid a lump sum cash payment in an amount equal to the net present value of the product of (x) the sum of (1) his base salary plus (2) his annual bonus for the preceding fiscal year multiplied by (y) the number of full and partial years remaining in the employment term through December 31, 2007. This payment is expected to be approximately $21.7 million. Also in accordance with the Amended Silverman Agreement, Mr. Silverman will be paid a pro rata annual bonus for 2006 (based upon his bonus for the preceding fiscal year) in an amount expected to equal approximately $6.6 million. As of the Termination Date, the Company will cease to have any obligations to provide Mr. Silverman with post-separation benefits under the Amended Silverman Agreement. The post-separation benefits consist of consulting payments, health and welfare coverage, office space and clerical support, and access to automobile and driver and corporate aircraft, the provision of which will become the obligation of Realogy in accordance with a separate employment agreement (discussed below) which has been entered into between Mr. Silverman and Realogy.

Mr. Silverman has agreed to serve, at the pleasure of the Board of Directors, as Chief Executive Officer of the Company until the date of the completion of the Separation Plan, but in no event beyond December 31, 2006. Mr. Silverman will not receive any compensation or benefits during this period.

The Letter Agreement also provides for the settlement of the parties’ respective rights and obligations with respect to split-dollar insurance policies maintained by the Company on Mr. Silverman’s life. The settlement is designed to maintain the same overall cost to the Company, on a present value basis, as compared to its costs under the existing split-dollar arrangements. The Letter Agreement provides that if the Company shall have paid to the insurance companies an amount which is necessary to fund the policies (the “Policy Funding Amount”), then (i) pursuant to the existing split-dollar arrangement, the Company will make a payment to Mr. Silverman in an amount necessary for Mr. Silverman or his assignee to purchase the policies from the Company at that time (the “Purchase Amount”), the payment and the purchase to take place in January 2007 (with the purchase price being returned to the Company) and (ii) in settlement of the Company’s on-going obligation to make annual bonus payments to Mr. Silverman under the split-dollar insurance policies, the Company will make a one-time cash payment to Mr. Silverman in January 2007 (the “Bonus Replacement Payment”). It is expected that the Policy Funding Amount will be approximately $14.6 million and the Bonus Replacement Payment is expected to be approximately $19.8 million. The Letter Agreement also provides that, if a Potential Change in Control (as defined in the Amended Silverman Agreement) occurs prior to payment to Mr. Silverman of the Purchase Amount and the Bonus Replacement Payment, the Company will be obligated to establish an irrevocable grantor trust and contribute to this trust the split-dollar insurance policies and a cash amount equal to the sum of the Purchase Amount and the Bonus Replacement Payment.

Mr. Silverman also entered into a new employment agreement with Realogy, to be effective upon Realogy’s separation from the Company (the “Realogy Employment Agreement”). Under the terms of the Realogy Employment Agreement, Mr. Silverman will serve as Realogy’s Chairman and Chief Executive Officer through December 31, 2007, at which time Mr. Silverman is expected to retire as an executive officer of Realogy but remain as a non-employee director. During the period through December 31, 2007, Mr. Silverman will (a) provide services to Realogy for cash compensation equal to $1 per year, (b) not be eligible to receive any new equity grants or incentive compensation awards and (c) be entitled to the same executive benefits and perquisites as are provided to him under the Amended Silverman Agreement. The Realogy Employment Agreement also provides Mr. Silverman with certain post-separation benefits provided for under the Amended Silverman Agreement.

The Realogy Employment Agreement provides that for a period of five years following his retirement, Mr. Silverman will be required to perform consulting services as reasonably requested by the Chief Executive Officer of Realogy at the rate of compensation previously provided for in the Amended Silverman Agreement. Mr. Silverman will be subject to restrictive covenants with respect to Realogy, including a non-competition provision, comparable to the terms and conditions of the restrictive covenants in the Amended Silverman Agreement.

Mr. Buckman. The Company entered into an employment agreement with Mr. Buckman dated as of September 12, 1997 (the “Buckman Employment Agreement”). The Buckman Employment Agreement originally provided for a period of employment through December 17, 2002 with automatic one-year extensions on an annual basis. The Buckman Agreement is subject to earlier termination upon certain events.

The Buckman Employment Agreement specifies the compensation and benefits provided to Mr. Buckman during the period of employment. Effective for 2002, the Compensation Committee approved a base salary for Mr. Buckman equal to $762,500. This level of base salary has not increased. Mr. Buckman is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites.

The Buckman Employment Agreement provides for certain payments in the event of termination of Mr. Buckman’s employment under various circumstances. The Buckman Employment Agreement provides that if Mr. Buckman’s employment is terminated by the Company other than for Cause (as defined in the Buckman Employment Agreement), or by Mr. Buckman for Constructive Discharge (as defined in the Buckman Employment Agreement), the Company will pay Mr. Buckman a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $500,000, if higher); provided that pursuant to a further agreement (see “Other Agreements” below), the amount of bonus to be used in determining the severance payment may not exceed 100% of his base salary. In such event, Mr. Buckman would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any unvested stock options (excluding the option granted in January 2001 in the case of a resignation) and restricted stock would vest (and such unvested options would remain outstanding for the remainder of their terms without regard to such termination).

The Buckman Employment Agreement provides that Mr. Buckman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and under other compensation and benefit arrangements.

In connection with the Separation Plan, the Compensation Committee approved the Company entering into a separation and severance with Mr. Buckman (the “Buckman Letter Agreement”) and the Company and Mr. Buckman have entered into such agreement.

Under the terms of the Buckman Letter Agreement, Mr. Buckman’s employment with the Company will terminate effective as of the Termination Date and, upon such termination, Mr. Buckman will receive certain severance benefits and continued benefits and perquisites provided for under the Buckman Employment Agreement. The severance payment is expected to be approximately $7.6 million. Mr. Buckman has agreed to serve, at the pleasure of the Board of Directors, as the General Counsel of the Company until the earliest to occur of (i) the completion of the Separation Plan, (ii) the date on which Mr. Buckman notifies the Company that he no longer wishes to continue to serve or (iii) December 31, 2006. Mr. Buckman will not receive any additional compensation or benefits during this period.

Mr. Nelson. The Company entered into an employment agreement with Mr. Nelson as of April 14, 2003 (the “Nelson Employment Agreement”). The Nelson Employment Agreement has a three-year term with automatic one-year extensions on each anniversary of the effective date. Such extensions occur unless either party provides written notice to the other party at least thirty days prior to any such anniversary. The Nelson Employment Agreement is subject to earlier termination upon certain events.

The Nelson Employment Agreement provides that during his term of employment, Mr. Nelson will be paid an annual base salary equal to $762,500 and will be eligible for annual bonuses based on a target of 200% of annual base salary. Mr. Nelson is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites. The Nelson Employment Agreement provided Mr. Nelson with an initial award of one million options with an exercise price equal to the fair market value of Company common stock as of the date of grant and further provides for annual awards, subject to the approval of the Compensation Committee, which are no less favorable than awards provided to other direct reports of the Chief Executive Officer and with targeted value equal to $1.5 million. The Nelson Employment Agreement also provided Mr. Nelson with relocation benefits covering all of his incurred costs with respect to the relocation of his primary residence, including for taxes relating to relocation expense reimbursements.

The Nelson Employment Agreement provides that if Mr. Nelson’s employment is terminated by the Company other than for Cause (as defined in the Nelson Employment Agreement) or by Mr. Nelson for Constructive Discharge (as defined in the Nelson Employment Agreement), the Company will pay Mr. Nelson a lump sum cash payment equal to 299% of his base salary plus target incentive bonus. In addition, each of Mr. Nelson’s outstanding options (and any other outstanding equity awards) will become fully vested and such options will remain exercisable until the first to occur of the third anniversary of the date of such termination and the original expiration date of such option. In addition, Mr. Nelson will receive health benefits for a period of three years at the employee rate. If such termination occurs either within the first three years of his employment, or within one year of a Change-of-Control Transaction (as defined in the Nelson Employment Agreement), the Company will reimburse Mr. Nelson for all relocation expenses incurred should he relocate his primary residence back to the West Coast.

In connection with the Separation Plan, the Compensation Committee approved the Company entering into an agreement with Mr. Nelson, which will become effective as of the Termination Date (the “New Nelson Agreement”) and the Company and Mr. Nelson have entered into such agreement.

The New Nelson Agreement will have a term ending on the third anniversary of the effective date; provided, that such term will automatically extend for one additional year unless the Company or Mr. Nelson provides notice to the other party of non-renewal at least six months prior to such third anniversary. Pursuant to the Company’s by-laws, the Board of Directors may terminate Mr. Nelson’s employment at any time. Upon expiration of the New Nelson Agreement, Mr. Nelson will be an employee at will unless the New Nelson Agreement is renewed or a new agreement is executed. In addition to providing for a minimum base salary of $1 million and employee benefit plans generally available to the Company’s executive officers, the New Nelson Agreement will provide for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by the Board of Directors or Compensation Committee. Mr. Nelson’s agreement will provide that if his employment is terminated by the Company without “cause” or due to a “constructive discharge” (each term as defined in the New Nelson Agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Nelson’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after the Termination Date will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards). Options granted prior to the distribution will remain exercisable in accordance with the Nelson Agreement. The New Nelson Agreement will also provide him and his dependents with medical benefits through his age 75. The New Nelson Agreement will provide Mr. Nelson with the right to claim a constructive discharge if, among other things, he is not the Chief Executive Officer and the Company’s most senior executive officer, or does not report directly to the Board of Directors; the Company notifies Mr. Nelson that the Company will not extend the term of the New Nelson Agreement for an additional fourth year or, following the expiration of the New Nelson Agreement, the Company does not offer to extend the agreement for a period of at least two but no more than four years on substantially similar terms; there occurs a “corporate transaction” (as defined in the New Nelson Agreement); or the Company fails to nominate Mr. Nelson to be a member of the Board of Directors. The New Nelson Agreement will provide for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Nelson’s employment with the Company.

Mr. Holmes. The Company entered into an employment agreement with Mr. Holmes dated as of September 12, 1997 (the “Holmes Employment Agreement”). The Holmes Employment Agreement originally provided for a period of employment through December 17, 2002 with automatic one-year extensions on an annual basis. The Holmes Agreement is subject to earlier termination upon certain events.

The Holmes Employment Agreement specifies the compensation and benefits provided to Mr. Holmes during the period of employment. Effective for 2002, the Compensation Committee approved a base salary for Mr. Holmes equal to $762,500. This level of base salary has not increased. Mr. Holmes is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites.

The Holmes Employment Agreements provides for certain payments in the event of termination of Mr. Holmes’ employment under various circumstances. The Holmes Employment Agreement provides that if Mr. Holmes’ employment is terminated by the Company other than for Cause (as defined in the Holmes Employment Agreement), or by Mr. Holmes for Constructive Discharge (as defined in the Holmes Employment Agreement) or by resignation, the Company will pay Mr. Holmes a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher); provided that pursuant to a further agreement (see “—Other Agreements” below), the amount of bonus to be used in determining the severance payment may not exceed 100% of his base salary. In such event, Mr. Holmes would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any unvested stock options (excluding the option granted in January 2001 in the case of a resignation) and restricted stock would vest (and such unvested options would remain outstanding for the remainder of their terms without regard to such termination).

The Holmes Employment Agreement provides that Mr. Holmes will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and under other compensation and benefit arrangements.

In connection with the Separation Plan, the Compensation Committee approved Wyndham Worldwide entering into an agreement with Mr. Holmes, which will become effective as of the date of the Wyndham Worldwide distribution, and Wyndham Worldwide and Mr. Holmes have entered into such agreement (the “Holmes Wyndham Agreement”).

The Holmes Wyndham Agreement will have a term ending on the third anniversary of the distribution; provided, that such term will automatically extend for one additional year unless Wyndham Worldwide or Mr. Holmes provides notice to the other party of non-renewal at least six months prior to such third anniversary. Pursuant to Wyndham Worldwide’s by-laws, its Board of Directors may terminate Mr. Holmes’ employment at any time. Upon expiration of the Holmes Wyndham Agreement, Mr. Holmes will be an employee at will unless the agreement is renewed or a new agreement is executed. In addition to providing for a minimum base salary of $1 million and employee benefit plans generally available to Wyndham’s executive officers, Mr. Holmes’ agreement will provide for an annual incentive award with a target amount equal to 200% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by Wyndham’s Board of Directors or Compensation Committee. The Holmes Wyndham Agreement will provide that if his employment with Wyndham is terminated by Wyndham without “cause” or due to a “constructive discharge” (each term as defined in Mr. Holmes’ agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Holmes’ then-outstanding Wyndham equity awards will become fully vested (and any Wyndham stock options and stock appreciation rights granted on or after the distribution date will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards). Options granted prior to the distribution will remain exercisable in accordance with Mr. Holmes’ prior agreement with the Company. The Holmes Wyndham Agreement will also provide him and his dependents with medical benefits through his age 75. The employment agreement will provide Mr. Holmes with the right to claim a constructive discharge if, among other things, he is not the Chief Executive Officer and the most senior executive officer of the Wyndham, or does not report directly to the Board of Directors; or there occurs a “corporate transaction” (as defined in Mr. Holmes’ agreement); or Wyndham notifies Mr. Holmes that Wyndham will not extend the term of the employment agreement for an additional fourth year or, following the expiration of the employment agreement, Wyndham does not offer to extend the agreement for a period of at least two but no more than four years on substantially similar terms; or Wyndham fails to nominate Mr. Holmes to be a member of Wyndham’s Board of Directors. Mr. Holmes’ agreement will provide for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Holmes’ employment with Wyndham (subject to certain exceptions).

Mr. Smith. The Company entered into an amended and restated employment agreement with Mr. Smith as of June 2, 2001, which was further amended and restated as of June 30, 2004 (the “Smith Employment Agreement”). The Smith Employment Agreement has a two year term but with automatic one-year extensions on each anniversary of the effective date. Such extensions occur unless either party provides written notice to the other party at least thirty days prior to any such anniversary. The Smith Employment Agreement is subject to earlier termination upon certain events.

The Smith Employment Agreement provides that during his term of employment, Mr. Smith will be paid an annual base salary equal to $762,500 and will be eligible for annual bonuses based on a target of 200% of annual base salary. This level of base salary was not increased during 2003, 2004 or 2005. Mr. Smith is entitled to continued medical, dental and life insurance benefits following his termination of employment through the year he attains age 62. Mr. Smith is eligible to participate in all of the Company’s other compensation and employee benefit plans or programs and to receive officer perquisites.

The Smith Employment Agreement provides that if Mr. Smith’s employment is terminated by the Company other than for Cause (as defined in the Smith Employment Agreement), the Company will pay Mr. Smith a lump sum cash payment equal to 300% of his base salary plus target incentive bonus (for purposes of such severance formula, target bonus will not exceed 100% of base salary). In addition, each of Mr. Smith’s outstanding options granted after June 1, 2001 will become fully vested and remain exercisable until the first to occur of the fifth anniversary of the date of such termination and the original expiration date of such option. In addition, Mr. Smith and his eligible dependents will remain covered under certain welfare benefit plans sponsored by the Company until Mr. Smith reaches age 75 (such benefit plan eligibility will cease if Mr. Smith accepts employment with a competitor of the Company’s Real Estate Services Division). Further upon any such termination of employment or upon Mr. Smith’s resignation, each of his options granted on or after September 1, 1998 and prior to December 31, 2000 will remain outstanding until the first to occur of the fifth anniversary of the date of such termination and the original expiration date of such option.

In connection with the Separation Plan, the Compensation Committee approved Realogy entering into an agreement with Mr. Smith, which will become effective as of the date of the Realogy distribution (the “Smith Realogy Agreement”) and Realogy and Mr. Smith have entered into such agreement.

The Smith Realogy Agreement will have a term ending on the third anniversary of the distribution; provided, that such term will automatically extend for one additional year unless Realogy or Mr. Smith provides notice to the other party of non-renewal at least six months prior to such third anniversary. Pursuant to Realogy’s by-laws, its Board of Directors may terminate Mr. Smith’s employment at any time. Upon expiration of the employment agreement, Mr. Smith will be an employee at will unless the agreement is renewed or a new agreement is executed. In addition to providing for a minimum base salary of $1 million and employee benefit plans generally available to Realogy’s executive officers, the Smith Realogy Agreement will provide for an annual incentive award with a target amount equal to 200% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by Realogy’s Board of Directors or Compensation Committee. The Smith Realogy Agreement will provide that if his employment with Realogy is terminated by Realogy without “cause” or due to a “constructive discharge” (each term as defined in the Smith Realogy Agreement), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Smith’s then-outstanding Realogy equity awards will become fully vested (and any Realogy stock options and stock appreciation rights granted on or after the distribution date will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards). Options granted prior to the distribution will remain exercisable in accordance with Mr. Smith’s prior agreement with the Company. The Smith Realogy Agreement will also provide him and his dependents with medical benefits through his age 75. The Smith Realogy Agreement will provide Mr. Smith with the right to claim a constructive discharge if, among other things, (i) a person other than Mr. Silverman becomes Realogy’s Chief Executive Officer, (ii) prior to December 31, 2007, Mr. Smith does not report to the Chief Executive Officer of Realogy, (iii) following December 31, 2007, Mr. Smith is not the Chief Executive Officer of Realogy or does not report directly to Realogy’s Board of Directors, (iv) Realogy fails to nominate Mr. Smith to be a member of Realogy’s Board of Directors, or (v) Realogy notifies Mr. Smith that Realogy will not extend the term of the employment agreement for an additional fourth year. Mr. Smith’s agreement will provide for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Smith’s employment with Realogy.

Other Agreements. During 2003, each Named Executive Officer (other than Mr. Silverman) executed a letter agreement amending and clarifying certain terms of their employment with the Company and amending their respective employment agreements. Each letter agreement provided the Company with the officer’s consent to terminate the officer’s existing split dollar life insurance arrangement and provided the Company the right to recoup the policy value, capped the amount of annual bonus that would be considered in calculating an officer’s contractual severance pay (100% of earned base salary), and limited and clarified the types of benefits that would be provided pursuant to a contractual severance event. The Company determined that these amendments were necessary and appropriate and, in connection with the officers’ agreement with these changes, the Company amended its annual bonus program for the Named Executive Officers (other than Mr. Silverman) to increase the bonus target to 200% of earned base salary (175% for Mr. Buckman). The changes to the annual bonus program included a shift to clear, performance-based criteria relating to the officer’s business units, the Company on the whole, capital expenditure efficiency and personal performance measures.

Officer Stock Ownership Guidelines. During 2003, the Corporate Governance Committee recommended, and the Board of Directors approved, stock ownership guidelines requiring senior officers of the Company to acquire designated levels of Common Stock over a four year period and hold such Common Stock during all periods thereafter. The value of the Common Stock required to be held relates to a factor of the designated officer’s base salary and position. Effective October 15, 2007 (or, for officers hired subsequent to such date, effective on the fourth anniversary of their hire date), the Chief Executive Officer will be required to hold Common Stock equal to 600% of his or her then current annual rate of base salary; each designated officer reporting to the Chief Executive Officer will be required to hold Common Stock equal to 300% of his or her then current annual rate of base salary; and each designated Corporate Executive Vice President and each Business Unit Chief Executive Officer will be required to hold Common Stock equal to 200% of his or her then current annual rate of base salary.

Other Change of Control and Termination Provisions. The Company adopted a tax gross up program for a limited number of executive officers, including each Named Executive Officer, which provides for similar excise tax reimbursements of golden parachute excise taxes under Section 4999 of the Internal Revenue Code in the event a future corporate event causes an excise tax liability. Certain Named Executive Officers also have similar protections under their employment agreements.

Stock Options and Restricted Stock Units. Generally, all stock options granted to each of the Named Executive Officers under any applicable stock plan of the Company will become fully and immediately vested and exercisable, and all restricted stock units will vest, upon the occurrence of a change of control transaction of the Company.

The Company expects that, in connection with the Separation Plan, stock options relating to the Company’s common stock will be equitably adjusted such that, following the Separation Plan, each optionee will hold three separate options, one relating to the Company’s common stock, one relating to Realogy common stock and one relating to Wyndham Worldwide common stock. Such equitable adjustment is expected to be made such that immediately following each of the Realogy and Wyndham Worldwide distributions, (i) the number of shares relating to the Realogy and Wyndham Worldwide options, respectively, will be equal to the numbers of shares of Realogy and Wyndham Worldwide common stock that the option holder would have received in the related distribution had the Company option shares represented outstanding shares of the Company’s common stock (i.e. a ratio of one share of Realogy common stock for each four shares of the Company’s common stock and one share of Wyndham Worldwide common stock for each five shares of the Company’s common stock), and (ii) the per share option exercise price of the original Company stock option will be proportionally allocated among the three types of stock options based upon the relative per share trading prices of the Company, Realogy and Wyndham Worldwide immediately following the related distributions.

The Company expects that each holder of restricted stock units (including the Company, Realogy, Wyndham Worldwide and Travelport employees) will be issued a number of restricted stock units relating to Realogy and Wyndham Worldwide stock, equal to the number of shares of Realogy and Wyndham Worldwide common stock that such holder would receive in the Realogy and Wyndham Worldwide distributions assuming the restricted stock units relating to the Company’s common stock represented actual shares of common stock

(i.e. a ratio of one unit relating to Realogy common stock for every four units relating to the Company’s common stock and a ratio of one unit relating to Wyndham Worldwide common stock for every five units relating to the Company’s common stock).

Code Section 409A. The federal tax laws recently were amended to impose additional limitations on certain types of deferred compensation. In the event that any payment under the programs and policies discussed above would result in an imposition of tax under the tax provisions, the Company intends to act to modify any such payments to avoid imposition of such tax to the extent permissible under applicable law.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following compensation committee report on executive compensation and performance graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for administering the Company’s executive compensation policies and programs. The Compensation Committee also reviews and approves the salaries and bonuses of executive officers and certain other officers as well as all grants of long term incentive and equity-based compensation awards to all employees.

Executive Officer Compensation Policy. The Company’s executive officer compensation policies include:

•	aligning the interests of executive officers with the long-term interests of stockholders;

•	providing highly-competitive levels of compensation which are, in large part, conditioned on the attainment of specified performance targets and/or stock price appreciation; and

•	attracting, motivating and retaining the highest level of executive talent for the benefit of stockholders.

Committee Charter. In an effort to enhance corporate governance and clarify the role of the Compensation Committee with respect to carrying out the foregoing policies, the Board of Directors adopted a Charter of the Compensation Committee (the “Charter”) in February 2003. The Charter provides that the Compensation Committee must consist of directors who are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment as a Compensation Committee member, as well as independent as defined under various rules and regulations applicable to compensation committees. The Charter expressly provides that the Compensation Committee shall, among other things, evaluate its own performance on an annual basis.

Access to Senior Management. The members of the Compensation Committee have direct access to appropriate members of senior management, and this access is used for discussions regarding proposed compensation arrangements, plans and policies to assure that decisions regarding executive officer compensation are appropriate. The Compensation Committee believes that its direct access to senior management has improved its effectiveness and has led to the adoption of policies and initiatives which have increased the alignment of key employees and stockholders, including the implementation of performance-based vesting with respect to long term incentive awards discussed below.

Compensation Levels Generally and Culture. The Compensation Committee recognizes that the compensation levels for the Named Executive Officers are at a level which may be above the averages of the Company’s peer competitors. However, the Committee also recognizes that above-average compensation levels serve the interests of the Company and its stockholders by attracting and retaining the highest caliber of management talent and by promoting a culture of energy, entrepreneurialism, competitiveness and dedication, which in turn facilitates the attainment of annual growth and profitability targets. The Compensation Committee believes that management talent has been and will continue to be a competitive advantage for the Company. The Compensation Committee also acknowledges that senior management tries to maintain and enhance a performance-based culture among its employees, and the Compensation Committee gives appropriate consideration to this strategic policy when performing its duties.

Separation Plan. In 2005, in connection with the Separation Plan, the Compensation Committee approved and the Company implemented compensation programs in order to provide financial incentives for key employees to remain employed with the Company (the “Separation Retention Program”). The program included both cash retention bonuses that would be paid to designated key employees so long as such employees remained employed until the completion of both of the Realogy and Wyndham Worldwide distributions. Designated employees included those individuals who were expected to lose their jobs in connection with the Separation Plan as well as those assigned to a new position with a separated company, but primarily included individuals whose position, duties and responsibilities were deemed critical towards continuing business operations while at the same time incurring additional duties relating to separating the various companies. In addition, the Compensation Committee approved accelerated vesting of outstanding equity awards for all current employees as follows: (i) all outstanding equity awards that would vest subject to the attainment of “above target” performance goals would terminate and (ii) all other outstanding equity awards would vest on the thirtieth day following the distributions of Realogy and Wyndham Worldwide by the Company. The Compensation Committee determined that these programs were necessary to assure the Company’s continuing business operations and prevent the departure of key employees during the separation process.

Employment Agreements. Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Each employment agreement separately reflects the terms that the Compensation Committee believed was appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company’s compensation policies. A limited number of other executive officers of the Company are also employed pursuant to employment agreements. Substantially all employment agreements entered into by the Company provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation and confidentiality covenants, for the benefit of the Company. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company insofar as it permits the Company to achieve its desired goals of retaining the best possible executive talent and obtaining post employment non-competition covenants from executive officers. During 2004, the Committee engaged a compensation consultant to review the Company’s use of employment agreements. The review provided parameters to determine the appropriateness of the use of employment agreements. In all cases, use of employment agreements would be limited to executive officers, and also in special situations such as to secure the services of key employees who become Company employees in connection with acquisitions, to secure restrictive covenants from key employees who have the ability to become competitive threats to the Company, or to retain key employees during transition periods in connection with their termination of employment so that replacement personnel may transition in an orderly manner. The employment agreements with the Named Executive Officers are described more fully under “Employment Contracts and Termination, Severance and Change of Control Arrangements”.

Components of Executive Compensation. The material elements of executive compensation arrangements include base salary, annual profit-sharing bonus and long term equity incentive awards.

Base Salaries. The Compensation Committee is responsible for determining the salary of the Chief Executive Officer and the other senior executive officers, which includes approval of their employment agreements containing the terms of their compensation. Salaries paid to executive officers, other than the Chief Executive Officer, are also reviewed annually by the Chief Executive Officer and the Executive Vice President — Human Resources. The Compensation Committee and such officers assess salary levels based upon the nature of the position and the contribution, experience and tenure of the executive officer and based upon economic factors, peer company data and personal achievements. The salary levels of the Named Executive Officers are subject to the provisions of their respective employment agreements, which are approved by the Compensation Committee. From time to time, the Compensation Committee and the Company perform market research and/or engage compensation consultants to advise on market rates of compensation for similarly situated executive officers. The Compensation Committee considers such advice and surveys in connection with establishing salaries for executive officers. For 2003 and 2004, the Compensation Committee determined to freeze the base salaries of the Named Executive Officers at 2002 levels. For 2005, the Compensation Committee determined to continue this salary freeze.

Annual Bonus. Mr. Silverman is entitled to an annual performance bonus based upon the terms of his employment agreement. In 2002, Mr. Silverman entered into the Amended Silverman Agreement which provided a bonus formula calculated as 0.60% of the Company’s pre-tax income as defined in the Amended Silverman Agreement, with a limit on the amount of bonus equal to $100,000 per each cent of the Company’s earnings per share. During 2004, Mr. Silverman and the Company agreed to amend Mr. Silverman’s bonus formula in connection with the settlement of a stockholder derivative action. Although the formula described above remains in effect, all amounts above 150% of Mr. Silverman’s earned base salary are subject to the Company’s attainment of specific goals relating to growth in adjusted diluted earnings per share as defined in the Second Amendment. A description of Mr. Silverman’s employment agreement and amendments thereto related to the settlement are described under “Employment Contracts and Termination, Severance and Change of Control Arrangements.”

Each other Named Executive Officer is entitled to an annual performance bonus based upon the terms of their respective employment agreements, with bonus targets equal to 200% of earned base salary in the applicable fiscal year. Such bonus payments are subject to the approval of the Compensation Committee and based upon the performance of the Company and/or the applicable business units being managed by the officer, as well as such other performance criteria determined by the Company in connection with its overall strategic plans. Performance is measured against pre-established performance goals and the officer’s individual performance subjectively determined by the Chief Executive Officer. The performance goals are adjusted each year to coincide with overall strategy of the Company. With respect to 2005, the Compensation Committee determined to pay bonuses at below-target levels primarily in light of the Company’s financial performance and the need to take impairment charges related to the Company’s travel distribution services businesses. The bonuses paid to the Named Executive Officers for their 2005 performance are set forth under “— Summary Compensation Table.”

Long Term Equity Incentive Awards. In 2002 and prior years, equity awards were primarily granted in the form of options to purchase shares of Company common stock. Effective January 1, 2003, the Company determined to substantially curtail the issuance of stock options and altered its eligibility policy to reduce the number of employees who received incentive awards. Accordingly, for 2003, long term equity incentive awards were granted substantially in the form of restricted stock units. In 2004, the Company further aligned the interests of employees with stockholders by conditioning the vesting of such awards on the attainment of financial performance goals relating to total shareholder returns referred to as “total unit growth” or “TUG,” rather than using solely time-based vesting. This approach continued for 2005. In 2006, no vesting of TUG-based awards occurred in respect of the 2004 and 2005 grants at the time of their scheduled vesting dates due to the Company’s failure to attain TUG targets; however, a portion of these awards are expected to accelerate in connection with the Separation Retention Program described above.

The Compensation Committee administers each of the Company’s stock plans. Grants made in 2005 to the Named Executive Officers, and all other officers and key employees, were approved by the Compensation Committee after discussion with the Executive Vice President, Human Resources, Chief Financial Officer and Chief Executive Officer. Eligibility for stock awards, the number of shares underlying each award and the terms and conditions of each award are determined by the Compensation Committee after input from the Human

Resources function, and the senior executive of each division and business unit. From time to time, the Human Resources department and/or the Compensation Committee will engage outside consultants to gain a deeper understanding of competition in local and global labor markets to assure that the grants are competitive and provide appropriate incentive and retention value.

Although the Prior Silverman Agreement provided Mr. Silverman with a contractual right to annual stock option grants covering two million shares of Common Stock, the Compensation Committee determined to terminate this right when the Amended Silverman Agreement was executed. Mr. Silverman has not received an equity award since 2001. Additional information with respect to grants of performance-based restricted stock units in 2005 to the Named Executive Officers is set forth in the “Summary Compensation Table.”

Chief Executive Officer Compensation. The compensation paid to Mr. Silverman during 2005 was based upon the levels set forth in his employment agreement with the Company. Mr. Silverman did not receive a base salary increase in 2005, 2004 or 2003, notwithstanding his right to an annual increase under his employment agreement. Also, Mr. Silverman has not received an equity grant since 2001. Mr. Silverman’s annual bonus, which is disclosed in the Summary Compensation Table, was determined based on a formula set forth in his employment agreement (as amended to make a portion of such bonus subject to the attainment of performance goals relating to the growth of the Company’s adjusted diluted earnings per share pursuant to the settlement of a stockholder derivative action).

Deductibility of Compensation. In accordance with Section 162(m) of the Internal Revenue Code, the deductibility for federal corporate tax purposes of compensation paid to certain individual executive officers of the Company in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of the Company’s stockholders to meet the requirements for deductibility of Section 162(m), while still maintaining the goals of the Company’s compensation programs. Accordingly, where it has been deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Compensation Committee has approved compensation to executive officers which exceeds the limits of deductibility.

COMPENSATION COMMITTEE

Robert F. Smith (Chair)

Myra J. Biblowit

Sheli Z. Rosenberg

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Mr. Smith (Chairman) and Mses. Biblowit and Rosenberg, none of whom were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2005 or before.

Performance Graph

The following graph assumes $100 invested on December 31, 2000 and compares (a) the yearly percentage change in the Company’s cumulative total stockholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends (including the PHH distribution as further described below), assuming dividend reinvestment, during the five years commencing on the last trading day before January 1, 2001, and ending on December 31, 2005, and (B) the difference between the Company’s share price at the end and the beginning of the periods presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor’s 500 Index and (ii) the Standard & Poor’s Diversified Commercial Services Index.

On January 31, 2005, the Company distributed all of the shares of common stock of PHH Corporation held by it to the holders of the Company’s common stock on a pro rata basis. The Company distributed one share of PHH’s common stock for every twenty shares of the Company’s common stock outstanding on the record date for the distribution.

Report of Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for fiscal year 2006.

AUDIT COMMITTEE

Pauline D.E. Richards, Chairman

Robert F. Smith

Cheryl D. Mills

Sheli Z. Rosenberg

PROPOSALS TO BE VOTED ON AT MEETING

ELECTION OF DIRECTORS

[PROPOSAL NO. 1]

The Board of Directors has nominated (A) if the Separation Plan has not been completed prior to or as of the date of the Meeting, Messrs. Silverman, Buckman, Coleman, Edelman, Hererra, Holmes, Mulroney, Nederlander, Nelson, Pittman and Smith and Mses. Biblowit, MacBain, Mills, Richards and Rosenberg (the “Present Directors”) to be elected at the Meeting to serve as Directors for a one-year term ending at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified or (B) if the Separation Plan has been completed prior to or as of the date of the Meeting, Messrs. Nelson, Coleman, Edelman, Salerno and Sweeney and Ms. Rosenberg to be elected at the Meeting to serve as Directors for a term of one-year ending at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified. In either case, all nominees will be current Directors of the Company as of the date of the Meeting. For certain information regarding each nominee, see “Board of Directors — Biographical Information for Nominees” above.

If the Present Directors are elected at the Meeting to serve as Directors because the Separation Plan has not been completed prior to or as of the date of the Meeting, upon completion of the Separation Plan, all such Directors other than Messrs. Nelson, Coleman and Edelman and Ms. Rosenberg are expected to resign, the number of Directors is expected to be decreased to six and Messrs. Salerno and Sweeney are expected to be appointed as new Directors all in accordance with the Company’s Certificate of Incorporation and by-laws.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in accordance with the Company’s Certificate of Incorporation and by-laws.

Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

RATIFICATION OF APPOINTMENT OF AUDITORS

[PROPOSAL NO. 2]

Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company’s financial statements for 2006. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2005 and 2004 were as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to SEC and other registration statements, regulatory and statutory audits and agreed-upon procedures were $20.3 million and $19.9 million, respectively.

Audit-Related Fees. The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2005 and 2004 were $11.2 million and $9.9 million, respectively. These fees relate primarily to due diligence pertaining to acquisitions, audits for dispositions of subsidiaries and related registration statements, audits of employee benefit plans and accounting consultation for contemplated transactions for the fiscal years ended December 31, 2005 and December 31, 2004.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2005 and 2004 were $10.6 million and $10.4 million, respectively. These fees relate to tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2005 and December 31, 2004.

All Other Fees. There were no other fees for the fiscal years ended December 31, 2005 and 2004.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to the Company.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

All services performed by the independent auditor in 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its April 22, 2005 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Except as discussed below, any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2005 and 2004 under such provision.

Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal and broker non-votes (if any) will have no effect on the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

THE REVERSE STOCK SPLIT PROPOSAL

[PROPOSAL NO. 3]

In connection with the Separation Plan, the Company is seeking approval of a one-for-ten reverse stock split of the Company’s Common Stock. If the reverse stock split proposal is approved, the Company intends to effect the one-for-ten reverse stock split soon after the annual meeting by filing an amendment to its Certificate of Incorporation. The Company will not effect the reverse stock split, however, unless and until the Realogy and Wyndham Worldwide distributions have been completed. The full text of the stock split proposal is set forth in Annex C to this Proxy Statement. When the Company effects the one-for-ten reverse stock split, the Company’s stockholders will receive cash in lieu of fractional shares. For each fractional share, the Company will pay cash equal to the applicable fraction multiplied by the then fair value per share of Common Stock, as applicable, as determined by the Board of Directors of the Company. If this proposal is approved by stockholders and the Company effects the reverse stock split, the stockholders will thereafter be entitled to receive uncertificated shares of common stock representing the number of shares that they would be entitled to receive after giving effect to the reverse stock split. The Company will mail to each holder of Common Stock in certificated form a Letter of Transmittal with instructions that explain how stockholders can receive uncertificated shares of Common Stock to which they are entitled following the reverse stock split of the Company’s common stock. Unexchanged certificates will represent the number of full shares of reclassified Common Stock to which such holders are entitled, after giving effect to the one-for-ten reverse stock split and the redesignation, if approved at the Meeting. Holders of unexchanged certificates will not be entitled to receive any dividends or other distributions, including cash in lieu of fractional shares, payable by the Company after the the reverse stock split is effective, until the certificates have been surrendered together with a duly completed and executed Letter of Transmittal. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the certificates together with a duly completed and executed Letter of Transmittal, all such unpaid dividends or distributions will be paid without interest.

As of July 20, 2006, the Company had approximately 1 billion shares issued and outstanding. As of July 24, 2006, the closing price for the Company’s common stock on the New York Stock Exchange was $15.13. Realogy, Wyndham Worldwide and Travelport together represented approximately 70% of the Company’s revenue in 2005. The Company expects that, upon the distribution of the common stock of Realogy and Wyndham Worldwide to the Company’s stockholders, the price of the Company’s common stock will decline significantly. As of July 24, 2006, the closing price for the Company’s common stock on the New York Stock Exchange’s “ex-distribution” market was $2.79. In the “ex-distribution” market, the Company’s common stock trades without the entitlement to the shares of common stock of Realogy and Wyndham Worldwide that are expected to be distributed to the Company’s stockholders at the close of business on July 31, 2006. Such trading commenced in the “ex-distribution” market on July 19, 2006. The common stock of each of Realogy and Wyndham Worldwide, which Cendant stockholders will receive in the distribution, is expected to be traded on the New York Stock Exchange. If this proposal is approved, the number of shares of the Company’s common stock outstanding would be reduced to approximately 100 million. The Company believes that the anticipated increase in its share price resulting from decreasing the number of shares of its common stock outstanding will encourage greater investor interest and result in enhanced marketability and liquidity of its common stock.

Brokerage houses and institutional investors often have internal policies and practices that either prohibit them from holding lower priced stock in their portfolios or function to make trades in lower priced stocks economically unattractive, thereby discouraging individual brokers from recommending lower priced stocks to their clients. Trading costs for lower priced stocks also generally represent a higher percentage of the stock price, which may make them less attractive to individual investors and institutions.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions and broker non-votes (if any) will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL TO CHANGE THE NAME OF THE COMPANY

[PROPOSAL NO. 4]

In connection with the Separation Plan, the Company is seeking approval of a proposal to amend the Company’s Certificate of Incorporation to change the name of the Company from Cendant Corporation to Avis Budget Group, Inc. If the proposal to change the name of the Company is approved, the Company intends to effect the name change soon after the Meeting by filing an amendment to its Certificate of Incorporation. The Company will not effect the name change, however, unless and until the Realogy and Wyndham distributions have been completed. The full text of the proposal to change the name of the Company is set forth in Annex C to this Proxy Statement.

Following the completion of the Realogy and Wyndham Worldwide distributions, the Company will be comprised of its vehicle rental operations of the Avis and Budget brands and its Travel Distribution Services businesses. Following completion of the Separation Plan, the Company will be principally comprised of its vehicle rental operations of the Avis and Budget brands, and therefore, the Company believes that its name should be changed to Avis Budget Group, Inc. in order to more closely describe its operations.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions and broker non-votes (if any) will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

REDESIGNATION OF COMMON STOCK PROPOSAL

[PROPOSAL NO. 5]

In connection with the Separation Plan and the proposal to change the name of the Company from Cendant Corporation to Avis Budget Group, Inc., the Company is seeking approval of a proposal to amend its Certificate of Incorporation to redesignate its series of common stock presently designated as “Cendant Corporation-CD Common Stock” in its Certificate of Incorporation to “Common Stock” and, to remove all references to the series of common stock defined as “Move.com Stock” The rights of the holders of the redesignated common stock are identical to the rights associated with Cendant Corporation-CD common stock. If the proposal is approved, the Company intends to effect the redesignation soon after the Meeting by filing an amendment to its Certificate of Incorporation. The Company will not effect the redesignation, however, unless and until the Realogy and Wyndham Worldwide distributions have been completed. The full text of the redesignation proposal is set forth in Annex C to this Proxy Statement. If this proposal is approved by stockholders and the Company effects the proposal, the stockholders will thereafter be entitled to receive an uncertificated share of common stock for each share of Cendant Corporation-CD Common Stock that they currently hold, subject to the impact of the reverse stock split described in proposal no. 3, if approved. The Company will mail to each holder of Common Stock in certificated form a Letter of Transmittal with instructions that explain how to return certificated shares of Common Stock to enable stockholders to receive uncertificated shares of Common Stock to which they are entitled following the redesignation and reverse stock split, if approved, of the Company’s common stock. Unexchanged certificates will represent the number of full shares of reclassified Common Stock to which such holders are entitled, after giving effect to the one-for-ten reverse stock split and the redesignation, if approved at the Meeting. Holders of unexchanged certificates will not be entitled to receive any dividends or other distributions, including cash in lieu of fractional shares, payable by the Company after the the reverse stock split is effective, until the certificates have been surrendered together with a duly completed and executed Letter of Transmittal. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the certificates together with a duly completed and executed Letter of Transmittal, all such unpaid dividends or distributions will be paid without interest.

In connection with the Company’s proposal to change its name from Cendant Corporation to Avis Budget Group, Inc., the Company believes that in order to avoid any potential confusion to investors, the designation of its common stock within its Certificate of Incorporation should be also be changed to remove references to “Cendant Corporation”. The Move.com Stock series was designated in connection with a proposed transaction in 2000 that was not completed. There has been no Move.com Stock outstanding since 2001, when all outstanding Move.com Stock shares were retired. Therefore, the Company believes the “Cendant Corporation-CD Common Stock” designation should be changed to “Common Stock” and all references to “Move.com Stock” should be removed from the Company’s Certificate of Incorporation.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions and broker non-votes (if any) will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

DECREASE OF AUTHORIZED SHARES PROPOSAL

[PROPOSAL NO. 6]

In connection with the Separation Plan and the reverse stock split proposal described in proposal no. 3, the Company is seeking approval of a proposal to amend its Certificate of Incorporation to decrease the number of authorized shares of the Company’s common stock to 250 million shares. If the proposal is approved, the Company intends to effect the decrease in the number of authorized shares of its common stock soon after the Meeting by filing an amendment to its Certificate of Incorporation. The Company will not effect the decrease in the number of authorized shares of its common stock unless and until the reverse stock split described in proposal no. 3 has been approved by stockholders and completed. The full text of this proposal to decrease the authorized number of shares of the Company’s common stock is set forth in Annex C to this Proxy Statement.

If Company’s reverse stock split proposal described in proposal no. 3 is approved and effectuated, the Company believes that there should be a decrease in the number of authorized shares of its common stock by the same ratio (one-for-ten) within its Certificate of Incorporation.

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions and broker non-votes (if any) will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSAL

[PROPOSAL NO. 7]

The Catholic Equity Fund, 1100 West Wells Street, Milwaukee, Wisconsin 53233, owner of approximately 3,700 shares of the Company’s common stock, has given notice of its intention to present the following resolution at the 2006 Annual Meeting. CHRISTUS Health, 2600 North Loop West, Houston, Texas 77092 and Sisters of St. Joseph, Mount Saint Joseph Convent, 9701 Germantown Avenue, Philadelphia, PA 19118, have indicated their intention to co-sponsor this proposal.

“WHEREAS:

Excessive CEO pay is now a matter of national concern and debate. We believe that any board that pays excessive CEO compensation fails in one of its most important duties. There is evidence that directors who enjoy high director compensation are more likely to pay excessive CEO compensation and that high director pay coupled with high CEO pay correlates with underperformance of the company. (Note 1) We believe that many employees regard excessive CEO compensation as a breach of trust and demeaning of their value as employees and human beings. We believe that directors who recommend excessive CEO pay packages should be held accountable. One way to do this is to allow shareholders to vote on the directors’ compensation.

There are indications that our board has not paid sufficient attention to CEO compensation:

1.	In 2004, the CEO’s total compensation was $24 million. (Note 2) The average total compensation for CEOs of 367 leading corporations was $11.8 million. (Note 3) Based on total shareholder return, $100 invested in our company’s stock on 12/31/99 was worth about $90 on 12/31/04 compared to about $135 for the average S&P diversified commercial services company. (Note 4)
2.	Evaluating CEO pay relative to shareholder return on a scale of one to five, Business Week rated the company a one, the worst rating. (Note 5)
3.	Forbes ranked the company 140th worst out of 189 companies in its measure of CEO performance versus CEO pay. (Note 6)
4.	The Corporate Library’s Board Analyst Service gave the board a D for its overall effectiveness and an F for its compensation of the CEO. (Note 7)

RESOLVED, the shareholders request the following of the board:

1.	Annually ask the shareholders to approve every future compensation package for non-employee directors, excluding any element to which the company is contractually bound as of the end of the 2006 annual meeting.
2.	In its submission, identify every benefit and perquisite of serving as a director that involves an expenditure or use of company assets, including contributions to charities of particular interest to the director.
3.	If the package receives at least half of the shareholder votes cast, make the package effective as of the effective date specified in the submission. If the package fails to receive at least half of the shareholder votes cast, leave the existing non-employee director compensation package in effect until the shareholders approve a different one.

Notes:

1.	See Lucian Bebchuk and Jesse Fried, Pay Without Performance: The Unfulfilled Promise of Executive Compensation, Harvard University Press (2004), and Ivan E. Brick, Oded Palmon, and John K. Wald, CEO Compensation, Director Compensation, and Firm Performance: Evidence of Cronyism?, http://www.personal.psu.edu/faculty/j/k/jkw10/jcf_052705.pdf. (April 13, 2005).
2.	2005 Proxy Statement.
3.	Sarah Anderson et al., Executive Excess 2005-12th Annual CEO Compensation Survey, http://www.faireconomy.org/press/2005/EE2005_pr.html (total includes options exercised but not options granted).

4.	2005 Proxy Statement.
5.	Business Week, April 18, 2005.
6.	Forbes, http://www.forbes.com/2005/04/20/05ceoland.html.
7.	Board Analyst, www.boardanalyst.com.”

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal and broker non-votes will have no effect on the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSAL

[PROPOSAL NO. 8]

The Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, Michigan 48275, owner of approximately 35,623 shares of the Company’s common stock, has given notice of its intention to present the following resolution at the 2005 Annual Meeting.

“RESOLVED: that the shareholders of Cendant Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.”

Pursuant to applicable Delaware law, the approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the New York Stock Exchange, brokers who hold shares in street name will not have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal and broker non-votes will have no effect on the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “AGAINST” THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Edelman is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm (successor to Battle Fowler). Paul, Hastings represented the Company in certain matters in 2005. It is expected that Paul, Hastings will continue to represent the Company in connection with certain matters from time to time in the future. Amounts paid by the Company to Paul, Hastings in 2005 constituted less than 1% of Paul, Hastings’ gross revenue for such year.

Mr. Edelman is also a partner in Chartwell Hotels Associates (“Chartwell Hotels”). Chartwell Hotels owned an interest in four hotel properties franchised by wholly owned subsidiaries of the Company. During 2005, such hotel properties generated aggregate royalties of approximately $30,000 for the Company. In addition, Chartwell Hotels contributed marketing fund revenues of approximately $63,000 to the Company, which are required to be spent by the Company for marketing and reservation activities. Three of the hotel properties were sold to another investor and one property was transferred out of the Company’s lodging system, both in March of 2005.

Mr. Mulroney is a Senior Partner of Ogilvy Renault, a Montreal-based law firm. Ogilvy Renault represented the Company in certain matters in 2005. It is expected that Ogilvy Renault will continue to represent the Company in connection with certain matters from time to time in the future. Mr. Mulroney does not receive compensation for the services provided by Ogilvy Renault to the Company, and amounts paid by the Company to Ogilvy Renault in 2005 constituted less than 1% of Ogilvy Renault’s gross revenues for such year.

In connection with the residential relocation of the Company’s Chief Administrative Officer, Linda C. Coughlin, the Company’s former relocation services subsidiary, Cendant Mobility (now known as Cartus Corporation), purchased her home in May 2005 for $1.75 million pursuant to the standard home-sale assistance terms utilized by Cartus in the ordinary course of business with third party customers of its relocation business.

Certain affiliates of Barclays Global Investors, N.A. (collectively, “Barclays”), an 8.88 % stockholder based on a Schedule 13G filed by Barclays in January 2006 and approximately one billion shares of Cendant common stock outstanding on June 29, 2006, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. Fees paid to Barclays by the Company and its subsidiaries in 2005 were approximately $5 million.

Separation Related Transactions

In connection with the Separation Plan, we will enter into a series of agreements to formalize our business arrangements with Realogy, Wyndham Worldwide and Travelport (the “Separated Businesses”). Completion of the distributions will be subject to satisfaction or waiver by the Company of the conditions to the separation and distributions described below under “Separation and Distribution Agreement”. As described elsewhere in this Proxy Statement, certain of our executive officers and directors will become executive officers and/or directors of the Separated Businesses.

Consummation of the Separation Plan is subject to a number of uncertainties and the satisfaction or waiver of certain conditions precedent. Therefore, we cannot provide any assurance that the Realogy and Wyndham Worldwide distributions and the Travelport sale will be completed. The terms of the agreements described below that will be in effect following the Realogy and Wyndham Worldwide distributions have not yet been finalized; changes may be made prior to the Realogy and Wyndham Worldwide distributions. The Company expects to enter into these agreements prior to the Meeting, and the Company will file the material agreements related to the Separation Plan on a Form 8-K at the appropriate time.

    Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth agreements among the Company and the Separated Businesses regarding the principal transactions necessary to separate those businesses from the Company. It will also set forth other agreements that govern certain aspects of the ongoing relationships among the Company and the Separated Businesses after the completion of the Separation Plan. The parties intend to enter into the Separation and Distribution Agreement immediately before the Realogy and Wyndham Worldwide distributions, and the Separation and Distribution Agreement will become effective upon such distributions.

The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of the Separated Businesses and the Company as part of the separation of the Company into four companies, and it will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments may have already occurred prior to the parties’ entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•	All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Real Estate Services segment will be retained by or transferred to Realogy or one of its subsidiaries;

•	All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Hospitality Services (including Timeshare Resorts) segments will be retained by or transferred to Wyndham Worldwide or one of its subsidiaries;

•	All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Travel Distribution Services segment will be retained by or transferred to Travelport or one of its subsidiaries;

•	All of the assets and liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of the Company’s Vehicle Rental segment will be retained by or transferred to the Company or one of its subsidiaries;

•	Liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of the Company that were previously terminated or divested will be allocated amongst the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses;

•	Realogy will assume 62.5% and Wyndham Worldwide will assume 37.5% (or, if the sale of Travelport is not completed, Realogy will assume 50%, Wyndham Worldwide will assume 30% and Travelport will assume 20%) of certain contingent and other corporate liabilities of the Company or its subsidiaries, which we refer to as assumed Cendant contingent and other liabilities, which are not primarily related to any of the respective businesses of a Separated Business and/or the Company’s vehicle rental business, in each case incurred on or prior to the earlier of (x) December 31, 2006 or (y) the date of the separation of Travelport from the Company; and

•	Realogy will be entitled to receive 62.5% and Wyndham Worldwide will be entitled to receive 37.5% (or, if the sale of Travelport is not completed, Realogy will be entitled to receive 50%, Wyndham Worldwide will be entitled to receive 30% and Travelport will be entitled to receive 20%) of the proceeds (or, in certain cases, a portion thereof) from certain contingent corporate assets of Cendant, which we refer to as Cendant contingent assets, which are not primarily related to any of the respective businesses of the Separated Businesses and/or the Company’s vehicle rental business, arising or accrued on or prior to the earlier of (x) December 31, 2006 or (y) the date of the separation of Travelport from the Company.

The Separation and Distribution Agreement will provide that Realogy, Wyndham Worldwide and Travelport will incur indebtedness, establish and draw upon credit facilities, and transfer funds to the Company in amounts sufficient, in aggregate, to permit the Company to repay its corporate debt and, in the case of indebtedness incurred by Travelport, fund the actual and estimated cash costs and expenses of the Separation Plan borne by the Company relating to the Separation (other than those primarily related to its vehicle rental business). Realogy is expected to borrow approximately $2.225 billion at the time of its separation and Wyndham Worldwide is expected to borrow approximately $1.360 billion at the time of its separation.

On June 30, 2006, the Company announced that it had entered into an agreement to sell Travelport to an affiliate of the Blackstone Group for $4.3 billion in cash. Pursuant to the Separation and Distribution Agreement, the Company will agree to use its reasonable best efforts to effect the sale of Travelport. The Separation and Distribution Agreement provides that the Company will contribute a significant portion of the gross cash proceeds from the sale of Travelport to the Separated Businesses for such companies to repay the initial indebtedness that they will incur in connection with the separation. A portion of the gross cash proceeds (prior to the transfer of any such proceeds to the Separated Businesses) will be retained by the Company in an amount equal to the Company’s costs and taxes in connection with the sale and in an amount equal to the projected lost tax attributes as a result of such sale.

Except as otherwise may be provided in the Separation and Distribution Agreement or any ancillary agreement, each party will release and forever discharge each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation from the Company of any such parties. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement.

In addition, the Separation and Distribution Agreement will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of the Company’s vehicle rental business, Realogy’s business, Wyndham Worldwide’s business and Travelport’s business with the Company, Realogy, Wyndham Worldwide and Travelport, respectively.

The Separation and Distribution Agreement will provide:

•	Each party to the Separation and Distribution Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

•	Except with respect to actions brought against the Company by a governmental entity (in which case the Company will act as managing party and will manage and assume control of such legal matters), Realogy will act as managing party and manage and assume control of all legal matters related to any assumed Cendant contingent and other liability or Cendant contingent asset. The party responsible for managing an assumed Cendant contingent and other liability or Cendant contingent asset shall be reimbursed for all out-of-pocket costs and expenses related thereto by Wyndham Worldwide, and, if the Company is acting as managing party, Realogy, in proportion to the applicable percentage that each such party is responsible for in respect of such liability or right to such asset. If either Realogy or Wyndham Worldwide defaults in payment of its portion of any assumed Cendant contingent and other liability or the cost of managing any Cendant contingent asset, the non-defaulting parties (including the Company and excluding Travelport if it is sold) will be responsible for an equal portion of the amount in default (although any such payments will not release the obligation of the defaulting party). Additionally, the Separation and Distribution Agreement will provide that if, as a result of a change of control or other extraordinary corporate transaction, either Realogy or Wyndham Worldwide were to suffer certain downgrades to its respective senior credit rating, then upon the demand of Realogy, Wyndham Worldwide or the Company, as applicable, any such party suffering such credit downgrade would be required to post a letter of credit or similar security obligation generally in respect of its portion of the remaining assumed Cendant contingent and other liabilities based on an appraisal prepared by a third party expert. If the sale of Travelport is not completed, Travelport will generally have similar rights or obligations to those of us with respect to assumed Cendant contingent and other liabilities and Cendant contingent assets and with respect to the matters described in this paragraph.

The Separation and Distribution Agreement will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation of the Company, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. The Separation and Distribution Agreement will provide that Realogy and Wyndham Worldwide (and Travelport, if it is not sold) will guarantee each other’s (as well as the Company’s) obligations under our respective deferred compensation plans for amounts deferred in respect of 2005 and earlier years. The Separation and Distribution Agreement will provide that outstanding Company stock options and restricted stock unit awards will be equitably adjusted in connection with each distribution.

Tax Sharing Agreement

The Company will enter into a Tax Sharing Agreement with the Separated Businesses that generally will govern the parties’ respective rights, responsibilities and obligations after the completion of the Separation Plan with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distributions of all of the stock of Realogy or Wyndham Worldwide (or Travelport if the sale of Travelport is not completed and the common stock of Travelport is distributed) to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended. Under the Tax Sharing Agreement, we expect, with certain exceptions, that:

•	for taxable years ending on or before December 31, 2006, (a) the Company generally will be responsible for the payment of income and non-income taxes attributable to our operations that we currently are obligated to pay on a separate return basis (i.e., not as part of a group of which the Company is the common parent); (b) each of the Separated Businesses generally will be responsible for the payment of income and non-income taxes attributable to its (or its subsidiaries) operations that it (or its subsidiaries) currently is obligated to pay on a separate return basis (i.e., not as part of a group of which the Company is the common parent); (c) Realogy generally will be responsible for the payment of 62.5% (or 50% and 20% for Realogy and Travelport, respectively, if the sale of Travelport is not completed), respectively, of all income and non-income taxes imposed on the Company and certain other subsidiaries the operations (or former operations) of which were determined by the Company not to relate specifically to its vehicle rental business or the businesses of Realogy, Wyndham Worldwide or Travelport or their respective subsidiaries; and (d) Wyndham Worldwide generally will be responsible for the payment of 37.5% (or 30% if the sale of Travelport is not completed) of all income and non-income taxes imposed on the Company and certain other subsidiaries, the operations (or former operations) of which were determined by the Company not to relate specifically to its vehicle rental business or the businesses of Realogy, Wyndham Worldwide or Travelport or their respective subsidiaries; and

•	subject to certain exceptions, audits relating to the Company and certain other subsidiaries the operations (or former operations) of which were determined by the Company not to relate specifically to the businesses of Realogy, Wyndham Worldwide, Travelport, the vehicle rental business or their respective subsidiaries for taxable years ending on or before December 31, 2006, will be settled by the Company in the sole discretion of Realogy (or at the direction of a majority of Realogy, Wyndham Worldwide and Travelport in the event that the closing of the sale of Travelport does not occur). The Tax Sharing Agreement also requires Realogy and Wyndham Worldwide to indemnify the Company in the event that the settlement of any such audits results in adverse tax consequences to the Company relating to periods beginning after December 31, 2006 (such indemnity to be shared between Realogy and Wyndham Worldwide on a 62.5% and 37.5% basis, respectively, or between Realogy, Wyndham Worldwide and Travelport on a 50%, 30% and 20% basis, respectively, if the sale of Travelport is not completed); and

•	for taxable years beginning on or after January 1, 2007, the Company generally will be responsible for the payment of income and non-income taxes imposed on the Company and its direct or indirect subsidiaries.

Notwithstanding the foregoing, we currently expect that, under the Tax Sharing Agreement, the Company also will generally be responsible for the payment of taxes, if any, that arise from (a) actions of or transactions undertaken by the Company or one of its subsidiaries or any of its direct or indirect subsidiaries after the distribution of all of the stock of Realogy and Wyndham Worldwide which actions or transactions are not in the ordinary course of business and are not contemplated in connection with the Separation Plan or (b) the failure of the distribution of the stock of each of the corporations owning the Separated Businesses to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended, if such failure to qualify is attributable to the actions of or transactions undertaken by the Company or its direct or indirect subsidiaries after the distribution of the stock of Realogy and Wyndham Worldwide. The Tax Sharing Agreement will impose restrictions on the Company’s ability to engage (or the Company’s ability to cause its subsidiaries to engage) in certain actions following the completion of the Separation Plans and to set forth the Separated Businesses’ and the Company’s respective obligations with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Transition Services Agreement

The Company will enter into a Transition Services Agreement with the Separated Businesses to provide the Separated Businesses with an orderly transition to being independent from the Company. Under the Transition Services Agreement, the Company will provide the Separated Businesses with various services, including services relating to human resources and employee benefits, payroll, financial systems management, treasury and cash management, accounts payable services, telecommunications services and information technology services. Under the Transition Services Agreement, the Company will receive services from the Separated Businesses. The cost of each transition service will be calculated using the same cost allocation methodologies for the particular service as those historically associated with such costs. The cost of each transition service will be based on either a flat fee or an allocation of the cost incurred by the company providing the service.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, Directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2005.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2007 annual meeting of stockholders if they are received by the Company on or before March 30, 2007, however, since the Company intends to hold its 2007 annual meeting more than 30 days from the date of its 2006 annual meeting, stockholder proposals will likely be eligible for consideration for inclusion in the proxy statement for the 2007 annual meeting of stockholders if they are received by the Company on or before a date to be set, and publicly disclosed in a Current Report on Form 8-K, by the Company. Such date will represent reasonable time before the Company begins to print and mail its proxy materials for the 2007 annual meeting. Any proposal should be directed to the attention of the Corporate Secretary, Cendant Corporation, 9 West 57th Street, New York, New York 10019. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days nor more than ninety (90) days before the 2007 annual meeting of stockholders; provided, however, in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, a proposal by the stockholders to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

ADDITIONAL INFORMATION

Shareholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by Directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Mellon Investor Services LLC to aid in the solicitation of proxies. It is estimated that the fee for Mellon Investor Services will be approximately $13,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and the Company’s 2005 annual report may be viewed online at www.cendant.com. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card, by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.melloninvestor.com. If you choose this option, you will receive a proxy form in early-August listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Cendant stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

ERIC J. BOCK

Secretary

Dated: July 25, 2006

ANNEX A

CENDANT CORPORATION

DIRECTOR INDEPENDENCE CRITERIA

A director who satisfies all of the following criteria shall be presumed to be independent.

•	Cendant does not currently employ, and has not within the last three years employed, the director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•	The director is not currently, and has not within the last three years been, employed by Cendant’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Cendant’s business).

•	Neither the director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of Cendant serves on the compensation (or equivalent) committee of another company that employs the director or his or her immediate family member as an executive officer.

•	The director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Cendant for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The director currently does not have, or had within the past three years, a personal services contract with Cendant, its Chairman and Chief Executive Officer or other executive officer.

•	The director has not received, and such director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Cendant (other than Cendant Board of Director fees).

•	The director is not currently an officer or director of a foundation, university or other non-profit organization to which Cendant within the last three years gave directly, or indirectly through the provision of services, more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

For purposes of establishing director independence:

(i) a director is an “affiliate” of Cendant or its subsidiaries if such director serves as a director, executive officer, partner, member, principal or designee of an entity that, directly or indirectly, controls, or is controlled by, or is under common control with, Cendant or its subsidiaries;

(ii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home;

(iii) “executive officer” means Cendant’s president, principal financial officer, principal accounting officer, any vice president of Cendant in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy-making functions for Cendant; and

(iv) references to “Cendant” in the foregoing criteria shall be deemed to include Cendant Corporation and any subsidiary in a consolidated group with Cendant Corporation.

The Cendant Board will annually review all commercial and charitable relationships of directors. Whether directors meet these categorical independence criteria will be reviewed and will be made public annually prior to their standing for re-election to the Cendant Board.

A-1

ANNEX B

AUDIT COMMITTEE CHARTER

I.	Purpose of Audit Committee

The purpose of the Audit Committee, which is part of the Board, shall be (a) to assist the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function, (iv) the Company’s compliance with legal and regulatory requirements, and (v) the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting, and (b) to prepare a report for inclusion in the Company’s annual proxy statement, in accordance with applicable law, regulation and listing standards.

II.	Composition of Audit Committee

The Audit Committee shall consist of not less than four members. Each member of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating/Corporate Governance Committee and shall satisfy the independence requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 (the “Act”) as appropriate, including the rules and regulations promulgated by the Securities and Exchange Commission. To ensure that each Audit Committee member can devote the appropriate time to his/her oversight role, each member is limited to serving simultaneously on the audit committees of no more than three public companies.

The committee as a whole and each individual member must comply with the financial literacy requirements of the New York Stock Exchange. In accordance with the Act, the board will determine whether at least one member of the committee qualifies as an “audit committee financial expert” in compliance with criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC.

Vacancies on the Audit Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. The members of the Audit Committee may be removed by a majority vote of the Board.

III.	Authority and Responsibilities of Audit Committee

The following are the responsibilities of the Audit Committee:

A.	Independent Auditor

•	Appoint, compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work.

•	The independent auditor shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of disagreements between management and the independent auditor in the event that they arise.

•	Adopt and ensure compliance with a pre-approval policy with respect to services provided by the independent auditor.

•	Review and, in its sole discretion, approve in advance the services and terms of all audits and, as provided in the Act, all permitted non-audit services and relationships between the Company and the independent auditor. Approval of audit and permitted non-audit services may also be made by one or more members of the Audit Committee as shall be designated by the Audit Committee/the chairperson of the Audit Committee, provided that such designee report his/her approval to the Audit Committee at the next scheduled meeting.

•	At least annually, obtain and review a report by the independent auditor describing: (a) all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1: (b) material issues raised by the most recent internal quality control review or peer review, or by any inquiry or investigation conducted by governmental or professional authorities within the five preceding years, respecting one or more independent audits carried out by the independent auditor and any steps taken to deal with such issues; and (c) the independent auditor’s internal quality-control procedures.

•	Discuss the foregoing report by the independent auditor to the extent it discloses any material issues, relationships or services that may impact the performance, objectivity or independence of the outside auditor, including the matters required to be discussed by Statement on Auditing Standards No. 61, and take, or recommend that the full board take, appropriate actions to oversee the independence of the outside auditor.

•	Evaluate, with the assistance of the Company’s management, the qualifications, performance and independence of the independent auditor, including the lead partner of the independent auditor and, if so determined by the Audit Committee, terminate the Company’s engagement of the independent auditor. Ensure that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.

•	Establish clear hiring policies, compliant with governing laws or regulations for employees or former employees of the independent auditor.

The Audit Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditor to the Board.

B.	Financial Reporting, Accounting Policies and Internal Control

•	Review the annual audited and quarterly financial statements with the Company’s management, its Disclosure Committee and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Act.

•	Receive and review: (1) any disclosure from the Company’s CEO or CFO made in connection with the certification of the Company’s quarterly and annual reports filed with the SEC and (2) management’s report and the auditor’s attestation related to the effectiveness of internal control over financial reporting. Discuss with management and the auditor:

º	a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and

º	b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

•	Discuss the Company’s earnings press releases, including review of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies. This review may be done generally through a discussion of the types of information to be disclosed and type of presentations to be made, and the Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•	Review analyses setting forth-significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	Review major issues regarding the Company’s significant accounting principles and financial statement presentations and any changes in the selection or application of accounting principles;

major issues regarding the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies. Consider the impact of acceptable alternative accounting principles that are communicated by the independent auditor, internal auditors or the Company’s management.

•	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	Discuss the Company’s policies with respect to risk assessment and risk management; including the Company’s major financial accounting and risk exposures and the steps management has undertaken to control them.

•	Make a recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•	Submit the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

C.	Audit Process of the Independent Auditor

•	Meet with the independent auditor prior to its commencing the audit to review the scope (i.e. nature of work performed by entity), planning and staffing of the audit.

•	Discuss with the independent auditor the matters required to be discussed under SAS 61, as amended by SAS 84 and SAS 90. Review with the independent auditor any problems or difficulties and management’s response; and hold timely discussions with the independent auditors regarding the following:

º	All critical accounting policies and practices;

º	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

º	Other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences.

D.	Internal Audit Function

•	Review and advise on the appointment and replacement of the Chief Audit Executive, the adequacy and qualifications of the Internal Audit staff, and the responsibilities, organization structure and budget of the Internal Audit function.

•	Review, periodically with the independent auditor, the budget, staffing, and responsibilities of the Internal Audit function.

•	Annually, review and recommend changes (if any) to the Internal Audit charter.

•	Review any significant reports or summaries thereof to the Company’s management prepared by the Internal Audit staff and related responses of the Company’s management.

•	Periodically review with the Chief Audit Executive any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the Internal Audit function’s work.

E.	Legal and Ethical Conduct Matters

•	Review with the Company’s General Counsel and management, legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

•	Recommend, review and update periodically a Code of Business Conduct and Ethics and determine that management has established a system to enforce this Code. Determine whether the Code is in compliance with all applicable rules and regulations.

•	Review management’s monitoring of the Company’s compliance with the organization’s Code of Business Conduct and Ethics, and determine that management has the proper review system in place to ensure that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public, satisfy legal requirements.

•	Establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

•	Establish and maintain procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

F.	Evaluation

•	On an annual basis, the Audit Committee shall evaluate and discuss its performance relative to the Audit Committee’s purpose, duties and responsibilities, as described by this Charter.

•	The Audit Committee shall review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

IV.	Meetings of the Audit Committee

The Audit Committee shall meet at least six times per year, or more frequently as circumstances require.

The Audit Committee shall report regularly to the Board regarding the execution of its duties and responsibilities, at a minimum, after each scheduled meeting of the Audit Committee, and shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board of Directors of the Company.

The members of the Audit Committee shall select a chair who will preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. A majority of the members of the Audit Committee present in person or by means of a conference telephone or other communications equipment, by means of which all persons participating in the meeting can hear each other, shall constitute a quorum.

Periodically, the Audit Committee shall meet with the Company’s management, members of the Company’s Internal Audit staff and with the independent auditor in separate sessions.

V.	Resources of the Audit Committee

The Audit Committee shall have the authority to retain and compensate legal, accounting, or other advisors to advise the Audit Committee and assist it in fulfilling its duties and responsibilities. The Audit Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee.

VI.	Other

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Company’s financial statements are materially accurate and in accordance with generally accepted accounting principles. This is the responsibility of the Company’s management and the independent auditor.

ANNEX C

PROPOSED AMENDMENTS TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CENDANT CORPORATION

Reverse Stock Split Proposal

The reverse stock split proposal provides that the amended and restated certificate of incorporation of Cendant Corporation will be amended by adding the following new Paragraph C at the end of Article 4:

“C. REVERSE STOCK SPLIT

(1) Upon this amendment becoming effective (the “Effective Time”), a one-for-ten reverse stock split of each of the par value $0.01 Common Stock (“Old Common Stock”) shall become effective, such that (a) every ten (10) shares of $0.01 par value Old Common Stock of the Corporation either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, will be automatically reclassified, combined and converted into one (1) share of $0.01 par value Common Stock of the Corporation.

(2) Notwithstanding the immediately preceding sentence, no fractional shares of Common Stock shall be issued to holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the then fair value per share of Common Stock, as applicable, as determined by the Board of Directors of the Corporation.

(3) Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock, as applicable, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Old Common Stock, as applicable, represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of Common Stock, as set forth above).”

Name Change Proposal

The name change proposal provides that the amended and restated certificate of incorporation of Cendant Corporation will be amended by (I) deleting clause (1) and replacing that clause with the following text:

“(1) The name of the Corporation is Avis Budget Group, Inc.”; and

(II) by deleting Article 1. and replacing that Article with the following text:

“1. The name of the Corporation is Avis Budget Group, Inc. (hereinafter, the “Corporation”).”

Redesignation of Common Stock Proposal

The redesignation of common stock proposal provides that the amended and restated certificate of incorporation of Cendant Corporation will be amended by (I) if the reverse stock split proposal is completed, deleting Section (A) of Article 4 and replacing that Section with the following text:

“A. Common Stock

The Corporation shall have the authority to issue shares of Common Stock in one series. Such series of Common Stock shall be designated as Common Stock. When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of Common Stock (previously classified as Cendant Corporation-CD Common Stock) (and outstanding certificates that had theretofore represented shares of Cendant Corporation-CD Common Stock) outstanding immediately prior thereto shall automatically be reclassified as one share of Common Stock (and outstanding certificates that had theretofore represented shares of Cendant Corporation-CD Common Stock shall thereupon represent an equal number of shares of Common Stock despite the absence of any indication thereon to that effect).

The total number of shares of Common Stock which the Corporation shall have the authority to issue shall initially be 250,000,000. The Board of Directors shall have the authority to increase or decrease from time to time the total number of shares of Common Stock which the Corporation shall have the authority to issue, but not above the number which would exceed the total number of shares of Common Stock that the Corporation has the authority to issue, and not below the number of shares of Common Stock then outstanding.

The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(1) Voting . Each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock entitled to vote thereat held by such stockholder.

(2) No Cumulative Voting . The holders of shares of Common Stock shall not have cumulative voting rights.

(3) Dividends; Stock Splits . Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.”

or (II) if the reverse stock split is not completed, deleting Section (A) of Article 4 and replacing that Section with the following text:

“A. Common Stock

The Corporation shall have the authority to issue shares of Common Stock in one series. Such series of Common Stock shall be designated as Common Stock. When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of Common Stock (previously classified as Cendant Corporation-CD Common Stock) (and outstanding certificates that had theretofore represented shares of Cendant Corporation-CD Common Stock) outstanding immediately prior thereto shall automatically be reclassified as one share of Common Stock (and outstanding certificates that had theretofore represented shares of Cendant Corporation-CD Common Stock shall thereupon represent an equal number of shares of Common Stock despite the absence of any indication thereon to that effect).

The total number of shares of Common Stock which the Corporation shall have the authority to issue shall initially be 2,500,000,000. The Board of Directors shall have the authority to increase or decrease from time to time the total number of shares of Common Stock which the Corporation shall have the authority to issue, but not above the number which would exceed the total number of shares of Common Stock that the Corporation has the authority to issue, and not below the number of shares of Common Stock then outstanding.

The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(1) Voting . Each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock entitled to vote thereat held by such stockholder.

(2) No Cumulative Voting . The holders of shares of Common Stock shall not have cumulative voting rights.

(3) Dividends; Stock Splits . Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.”

Decrease of Authorized Shares Proposal

The decrease of authorized shares proposal provides that the amended and restated certificate of incorporation of Cendant Corporation will be amended by deleting the first paragraph of Article 4 and replacing that paragraph with the following text:

“4. Capital Stock

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 260,000,000, consisting of (i) 250,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). No stockholder shall have any preemptive right to subscribe to or purchase any additional shares of stock of the Corporation or any securities convertible into any such shares or representing a right or option to purchase any such shares.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

	FOR all nominees listed except as indicated	WITHHOLD AUTHORITY to vote for all nominees	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 2, 3, 4, 5 AND 6.	FOR	AGAINST	ABSTAIN
1. Election of Directors to serve as Directors for a one-year term ending at the 2007 Annual Meeting	☐	☐	2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company’s financial statements for fiscal year 2006.	☐	☐	☐
(A) if the Separation Plan has not been completed prior to or as of the date of the Meeting,				FOR	AGAINST	ABSTAIN
01 Henry R. Silverman 02 Myra J. Biblowit 03 James E. Buckman 04 Leonard S. Coleman 05 Martin L. Edelman 06 George Herrera	07 Stephen P. Holmes 08 Louise T. Blouin MacBain 09 Cheryl D. Mills 10 Brian Mulroney 11 Robert E. Nederlander 12 Ronald L. Nelson	13 Robert W. Pittman 14 Pauline D.E. Richards 15 Sheli Z. Rosenberg 16 Robert F. Smith	3. To consider and approve the Company’s proposal to amend its amended and restated certificate of incorporation to effect a one-for-ten reverse stock split of its common stock.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
			4. To consider and approve the Company’s proposal to amend its amended and restated certificate of incorporation to change the name of the Company to “Avis Budget Group, Inc.”	☐	☐	☐
(B) if the Separation Plan has been completed prior to or as of the date of the Meeting,				FOR	AGAINST	ABSTAIN
17 Ronald L. Nelson 18 Leonard S. Coleman 19 Martin L. Edelman	20 Sheli Z. Rosenberg 21 F. Robert Salerno 22 Stender E. Sweeney

5. To consider and approve the Company’s proposal to amend its amended and restated certificate of incorporation to redesignate the Company’s series of common stock presently designated as “Cendant Corporation-CD Common Stock” to “Common Stock”, and to remove references to the series of common stock defined as “Move.com Stock”.

				☐	☐	☐
To withhold authority to vote for any individual nominee, strike a line through that nominee's name.				FOR	AGAINST	ABSTAIN

6. To consider and approve the Company’s proposal to amend its amended and restated certificate of incorporation to decrease the number of authorized shares of the Company’s common stock to 250 million shares.

				☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSALS 7 AND 8.
				FOR	AGAINST	ABSTAIN
			7. To consider and vote upon stockholder proposal regarding non-employee director compensation.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
			8. To consider and vote upon stockholder proposal regarding severance agreements.	☐	☐	☐

9. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Signature	Signature	Date

Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Δ FOLD AND DETACH HERE Δ

*INSTRUCTION: Enroll for electronic delivery today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/cd Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

YOUR VOTE IS IMPORTANT.

You can view the Annual Report and Proxy Statement on the internet at www.cendant.com.

CENDANT CORPORATION

Proxy Solicited by the Board of Directors for the Annual Meeting

of Stockholders to be held on August 29, 2006

The undersigned stockholder of Cendant Corporation (“Cendant”) hereby appoints Henry R. Silverman, Ronald L. Nelson, James E. Buckman, Karen C. Sclafani, Eric J. Bock and Jcan M. Sera, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Cendant (“Cendant Common Stock”) which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, NJ 07936, August 29, 2006, at 10:00 a.m. New York Time and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated July 25, 2006, and the accompanying Proxy Statement. This proxy is revocable and will be voted as directed. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS FOR THE NAMED NOMINEES, FOR PROPOSALS 2, 3, 4, 5 AND 6 AND AGAINST PROPOSALS 7 AND 8. If any other business is properly presented at the Annual Meeting, this proxy, if properly executed, will be voted by those named in this proxy at their discretion. As of the date of the Proxy Statement, the Board of Directors was not aware of any other business to be presented at the Annual Meeting

(Continued and to be signed on reverse side please mark, sign, date and return this proxy using the enclosed envelope.)

See Reverse Side

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

CENDANT CORPORATION

THIS IS YOUR PROXY.

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached above) to Mellon Investor Services LLC in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTIONS BY TELEPHONE, (1-800-435-6710) or VIA THE INTERNET AT WWW.EPROXY.COM/CD AND FOLLOW THE SIMPLE INSTRUCTIONS. Thank you for your attention to this important matter.

ADMISSION TICKET

CENDANT CORPORATION

2006 Annual Meeting of Stockholders

Tuesday, August 29, 2006

10:00 A.M.

Ramada Inn and Conference Center

130 Route 10 West

East Hanover, NJ 07936

NON-TRANSFERABLE	NON-TRANSFERABLE